Exhibit 10.1

LEASE

by and between

10901 STONELAKE, LTD,

a Texas limited partnership,

as Landlord

and

BAZAARVOICE, INC.,

a Delaware corporation,

as Tenant,

Premises:

QUARRY OAKS

10901 SOUTH STONELAKE BLVD.

AUSTIN, TEXAS 78759

1

2

OFFICE LEASE

This Lease is dated effective and for identification purposes as of November 15, 2014, and is made by the parties hereinafter identified as Landlord and Tenant and upon the following terms and conditions:

ARTICLE 1 – BASIC LEASE PROVISIONS

1.01	Landlord’s Address for Notice:	Riverside Resources Property Management, Ltd.
	(Landlord’s Management Agent)	100 Congress Avenue, Suite 780
Austin, Texas 78701
Attn: Property Manager of Quarry Oaks III

1.02	Tenant and Address for Notice:
Prior to Commencement Date:
Bazaarvoice, Inc.
3900 N. Capital of TX Hwy., Suite 300
Austin, Texas 78746
Attn: General Counsel

After Commencement Date:
Bazaarvoice, Inc.
10901 South Stonelake Boulevard
Austin, Texas 78759
Attn: General Counsel

1.03	Guarantor(s): None.

1.04	Building/Project/Property: The four-level office building and related exterior improvements to be constructed at 10901 South Stonelake Boulevard, Austin, Texas 78759 pursuant to the Work Letter attached hereto as Exhibit B, together with the land parcel on which they are to be constructed and all appurtenances thereto, including the parking structure to be associated with the office building (“Garage”).

1.05	Premises: All interior space within said office building, consisting of approximately 137,615 rentable square feet as outlined on the plan attached to this Lease as Exhibit A and whose street address is 10901 South Stonelake Blvd., Austin, TX 78759. All measurements contained in this Lease will be made in accordance with ANSI/BOMA Z65.1-2010 Method A (Legacy Method) (“BOMA standards”).

1.06	Term/Lease Term: One hundred twenty-six (126) full calendar months (and any partial month, if applicable), beginning on the Commencement Date and ending on the Expiration Date, as same may be extended upon exercise of Tenant’s Extension Option(s) hereunder.

1.07	Commencement Date: January 1, 2016 (subject to modification as provided in the Work Letter). Promptly following the Commencement Date, Landlord shall deliver to Tenant a Confirmation of Lease Terms and Dates substantially in the form attached hereto as Exhibit C, and Tenant shall have ten (10) business days thereafter to execute and remit the same to Landlord.

1.08	Expiration Date: June 30, 2026 (subject to extension corresponding to any extension of the Commencement Date), subject to exercise of Tenant’s Extension Options hereunder.

1.09	Base Rent:

	Annual
Dates*	Base Rent / RSF	Monthly Installment of Base Rent
01/01/16 – 03/31/16	$0.00	$0.00
04/01/16 – 03/31/17	$27.25	$312,500.73
04/01/17 – 03/31/18	$27.75	$318,234.69
04/01/18 – 03/31/19	$28.25	$323,968.65
04/01/19 – 03/31/20	$28.75	$329,702.60
04/01/20 – 03/31/21	$29.25	$335,436.56
04/01/21 – 03/31/22	$29.75	$341,170.52
04/01/22 – 03/31/23	$30.25	$346,904.48
04/01/23 – 03/31/24	$30.75	$352,638.44
04/01/24 – 03/31/25	$31.25	$358,372.40
04/01/25 – 06/30/26	$31.75	$364,106.35

*	Subject to adjustment based on the actual Commencement Date.

Notwithstanding the foregoing, Tenant shall be entitled to three (3) months of abated Base Rent (net) commencing on the Commencement Date. In addition, Tenant shall receive three (3) months of abated Base Rent (net), beginning upon the date Tenant waives its Termination Option, as set forth in section 3 of the Rider to Lease. If the first day of either abatement period is other than the first day of a calendar month, then the first and last months of the applicable abatement period(s) shall be prorated for the partial calendar months. Such abatement shall apply solely to payment of the monthly installments of Base Rent, and shall not be applicable to any other charges, expenses or costs payable by Tenant under this Lease. In the event that Tenant defaults under the terms and conditions of the Lease beyond any applicable notice and cure period resulting in the loss of Tenant’s right to possess the Premises, then Landlord will have a claim for the unamortized portion of all conditionally abated rental (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).

1.10	Tenant’s Share: 100%

For the purpose of determining Tenant’s Share of Operating Expenses, “controllable” Operating Expenses shall not increase by more than six percent (6%) per year on a cumulative and compounded basis (for example, if controllable Operating Expenses are $3.00 / rsf in year one, then they shall not exceed $3.18 in year two, $3.37 in year three, $3.57 in year four and so on). It is understood and agreed that controllable Operating Expenses shall not include utility expenses, taxes, insurance premiums, and any other regulatory related expense. The management fee paid by Tenant as part of Tenant’s Share of Operating Expenses shall be capped at three percent (3%) of Landlord’s gross revenues from the Premises.

1.11	Electrical Charge: Tenant shall pay for all electrical charges used in the Premises, which charges are not subject to any base year or abatement. Tenant shall pay for all electricity used in the Premises, which charges are not subject to any base year or abatement. Building-standard HVAC service is included in the Operating Expenses and is not payable separately by Tenant except as otherwise provided herein.

1.12	Base Year: None. There is a full pass through of Operating Expenses and Taxes.

1.13	Letter of Credit: Tenant shall be required to deposit with Landlord upon mutual execution of this Lease, a letter of credit in the amount of Eight Million Twenty-Seven Thousand Three Hundred Thirty and 66/100ths Dollars ($8,027,330.66), pursuant to Section 9 of the Rider to Lease.

1.14	Brokers: Landlord’s Broker – Riverside Resources Property Management, Ltd.
Tenant’s	Broker – CBRE, Inc.

1.15	Allowance: $5,779,830.00, equal to $42.00 per RSF within the Premises (see the Work Letter which sets forth additional terms regarding the Allowance and applicable dates and terms regarding the delivery of the Premises).

1.16	Permitted Use: General office.

1.17	Parking Spaces: Landlord shall provide at least 700 parking spaces to Tenant, with a minimum of 80 parking spaces in the surface parking lot associated with the Building and a minimum of 600 parking spaces located in the “Garage” associated with the Building, all as shown on Exhibit A attached hereto. Tenant and its employees, contractors, agents and invitees shall have the exclusive right to use all of the Parking Spaces at no cost or additional charge to Tenant for the Lease Term, subject to the rules and regulations outlined in Exhibit D attached hereto. Tenant may assign or reserve parking spaces in any manner desired by Tenant, provided that there remains a sufficient number of non-reserved parking spaces (not to exceed ten (10) parking spaces) to accommodate management staff and Landlord’s agents, contractors, vendors, and visitors. Subject to the foregoing, Tenant shall have the right, at Tenant’s sole cost and expense, to impose reasonable regulations and procedures on use of the Parking Spaces if desired by Tenant, including but not limited to employing valet parking and preventing public use.

1.18	Initial Payment: On the Commencement Date, Tenant shall deliver the following amounts to Landlord:

Item	Amount
Base Rent for Month 4	$312,500.73
Operating Expenses for Month 1	$123,738.82

Total Due on Commencement Date	$436,239.55

The words identified in this Article 1 shall have the meanings ascribed to them in this Article 1 for all purposes of this Lease.

ARTICLE 2 – DEMISE; TERM; USE; COMPLIANCE

2.01 Demise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions set forth in this Lease. This Lease shall be in full force and effect from the date it is signed and delivered by Landlord and Tenant. Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of the terms, covenants and conditions by it to be kept and performed. This Lease is made upon the condition of such performance.

2.02 Term. The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date unless sooner terminated as provided in this Lease and except as provided in the Work Letter attached hereto as Exhibit B, provided that the terms and conditions of this Lease (other than payment of Rent) shall be binding upon Landlord and Tenant upon full execution of this Lease. Within thirty (30) days following the later of (i) the Commencement Date or (ii) Tenant’s initial occupancy of the Premises, Tenant shall execute and deliver to Landlord a confirmation of certain dates applicable to this Lease substantially in the form attached hereto as Exhibit C and incorporated herein by this reference. Tenant’s entry into or occupancy of the Premises prior to the Commencement Date for any purpose (including construction) shall be governed by the terms and conditions of this Lease.

2.03 Use. Tenant shall use and occupy the Premises solely for the Permitted Use and for no other use or purpose. Tenant shall not commit, or suffer to be committed, any waste upon the Building. Tenant agrees not to intentionally deface or damage the Building in any manner. Commencing upon Project Completion (as defined in the Work Letter), Tenant shall have use of all interior and exterior areas within the Project, subject only to Landlord’s rights under this Lease (including the Work Letter).

2.04 Compliance. Tenant agrees to observe the reservations and rights reserved to Landlord in this Lease. Tenant shall comply, and shall cause its employees, agents, clients, customers, guests and invitees to comply, with all applicable laws governing the use and occupancy of the Premises, as well as that certain Declaration of Joint Facilities, Covenants and Easements recorded under Document No. 2009182644 of the Official Public Records of Travis County, Texas (the “Declaration”) and the rules and regulations attached hereto as Exhibit D, and such revised or additional rules and regulations reasonably adopted by Landlord during the Term for which Landlord has a legitimate reason to promulgate and for which Tenant has a reasonable opportunity to comply, provided that such revised or additional rules and regulations do not conflict with, limit, or alter any of the rights of Tenant pursuant to the Lease or otherwise materially and adversely affect Tenant’s operations within the Project. Any violation by Tenant or any of its employees, agents, clients, customers, guests or invitees of any of such rules and regulations may be restrained by court injunction; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and remain liable for all damages, loss, costs and expense resulting from any violation by Tenant or such other persons of any of said rules and regulations. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce said rules and regulations or the terms, covenants and conditions of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant or its employees, agents, guests, invitees, licensees, customers, clients, or family members.

2.05 Measurement of Premises. So long as the Building is built in accordance with the Base Building Plans, neither party shall have the right to remeasure the Premises or Building. If the Building is not built in accordance with the Base Building Plans, then promptly following Project Completion the Project Architect shall determine the exact measurement of the Premises pursuant to BOMA standards, and certify same to the parties hereto. If the rentable square footage for the Premises as measured differs from the rentable square footage figure for the Premises as set forth in Section 1.05 above, the rentable square footage figures for the Premises hereunder shall be deemed amended using the rentable square footage as measured, with a corresponding change to the Base Rent and Allowance calculations hereunder. In such event, Landlord and Tenant agree to execute an amendment to this Lease reflecting such changes.

2.06 Single-Tenant Building. Landlord and Tenant acknowledge and agree that Tenant is leasing 100% of the Premises. Accordingly, any term or condition of this Lease that pertains to or references “other” leases, tenants or occupants of the Premises or their related parties, or that is operative only when Tenant is not leasing 100% of the Premises, shall be of no force or effect.

ARTICLE 3 – CONDITION OF PREMISES

3.01 Premises Condition. No agreements or representations, except such as are expressly contained herein and in the Work Letter attached hereto, if any, have been made to Tenant respecting the condition of the Premises.

3.02 Care of the Premises. Subject to Article 12 below, commencing upon Project Completion, Tenant shall, at its own expense, keep the Premises clean and safe and in as good repair and condition as when Project Completion occurred, ordinary wear and tear and Landlord’s obligations under Section 3.03 excepted, and shall promptly and adequately repair all damage to the Premises and the Building caused by Tenant or any of its employees, agents, guests or invitees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord. If Tenant does not promptly and adequately make any such repairs or replacements and such failure constitutes a Default (as defined below), Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the cost thereof on demand. Tenant, at its sole expense, shall comply with all laws, orders and regulations of federal, state, county and municipal authorities and with any directive of any public officer or officers pursuant to law which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises or the use or occupation thereof. Tenant shall not do or permit to be done any act or thing in, on or about the Premises or store anything therein which (i) will in any way conflict with any law, statute, ordinance or governmental rule or regulation applicable to the Building, Premises or any portion thereof and now in force or which may hereafter be enacted or promulgated, (ii) is not consistent with the permitted use of the Premises, or (iii) will in any way cause a cancellation of any fire or other insurance policies covering the Building or any of its contents.

3.03 Care of the Building. Landlord, subject to Articles 12 and 14, shall be obligated only to maintain and make necessary repairs to the roof and structural elements of the Building, the public corridors, public washrooms and lobby of the Building, the Garage, all sidewalks, driveways, patios, landscaping and other exterior and common areas of the Project, the exterior windows of the Building (including regular window washing), repair of any construction defects in the Base Building Improvements, and subject to the provisions of Articles 8, 12 and 14, the electrical, plumbing, fire suppression, access control, heating, ventilation and air conditioning systems of the Building. Landlord’s repair and maintenance shall be performed as customarily provided for similar Class A office buildings in the applicable submarket (or at such higher standards as may be reasonably requested by Tenant). Landlord shall comply with the Declaration and all other restrictive covenants applicable to the Project, all laws, orders and regulations of federal, state, county and municipal authorities, and any directive of any public officer or officers pursuant to law which shall impose any violation, order or duty upon Landlord with respect to the Project (other than with respect to Tenant’s particular use or alterations requested by Tenant). This Article 3 shall be subject to the repair and maintenance to be performed by the Building Engineer as provided in Section 6.02 below.

ARTICLE 4 – SECURITY DEPOSIT

See Section 9 of the Rider to Lease

ARTICLE 5 – RENT

5.01 Payment of Rent. Tenant shall pay to Landlord’s Management Agent, or such other person or entity or at such other place as Landlord may from time to time direct in writing, all amounts due Landlord from Tenant hereunder, including, without limitation, Base Rent, Expense Adjustment and Tax Adjustment (all amounts due hereunder being referred to collectively as “Rent”). Except as specifically provided in this Lease, Rent shall be paid without abatement, deduction or set off of any kind, it being the intention of the parties that, to the full extent permitted by law, Tenant’s covenant to pay Rent shall be independent of all other covenants contained in this Lease, including Tenant’s continued occupancy of the Premises. Tenant’s obligation hereunder to pay Rent accruing during the Term (whether or not the amount thereof is determined or determinable as of the date of termination or expiration of this Lease) shall survive the termination of this Lease or the surrender of possession of the Premises. At Tenant’s option, Tenant may pay all or part of Rent via ACH transaction per Landlord’s account information.

5.02 Payment of Base Rent. Base Rent shall be payable monthly, in advance, on the first day of each calendar month during the Term. If the Term commences on a day other than the first day of a calendar month, then Base Rent for such month will be prorated on a per diem basis based on a thirty (30) day month and the excess of the installment of Base Rent paid concurrently with the execution of this Lease by Tenant over such prorated amount for the first calendar month of the Term shall be applied against Base Rent for the first full calendar month of the Term.

ARTICLE 6 – OPERATING EXPENSES; TAXES

6.01 Operating Expense Inclusions. Subject to the exclusions set forth in Section 6.02 below, “Operating Expenses” shall mean and include all actual and direct cost in connection with the security, insurance, operation, administration, repair, management, replacement or maintenance of the Building, all related improvements thereto or thereon and all machinery, equipment, landscaping, fixtures and other facilities, including personal property, as may now or hereafter exist in or on the Building. Operating Expenses shall be equitably apportioned (to the extent applicable) between the Building and any other buildings with which expenses are shared (such as road and easement maintenance, or shared landscaping), as same may be provided in the Declaration. Operating Expenses shall be reasonably determined by Landlord substantially in accordance with sound accounting principles consistently applied and shall include, but shall not be limited to, the following:

(1) Wages, salaries, fees, related taxes, insurance costs, benefits (including amounts payable under medical, pension and welfare plans and any amounts payable under collective bargaining agreements) and reimbursement of expenses of and relating to all personnel engaged in operating, repairing, managing and maintaining the Building;

(2) All supplies and materials used to perform Landlord’s obligations and services hereunder, including sales tax imposed in connection with the purchase thereof;

(3) Legal and accounting fees and expenses (except for legal fees incurred in connection with the negotiation or the collection of amounts due under leases);

(4) Cost of all utilities for the Building, including, without limitation, water, sewer, power, fuel, heating, lighting, air conditioning and ventilating, except to the extent (at Tenant’s option) such costs are paid directly by Tenant to the service provider;

(5) Fees and other charges payable under or in respect of all maintenance, repair, janitorial, security and other service agreements for or pertaining to the Building;

(6) Cost of all insurance, including deductibles, relating to the Building, or the ownership, its occupancy or operations thereof and the Property;

(7) Cost of repairs and maintenance of the Building, excluding only such costs which are paid by the proceeds of insurance, by Tenant or by other third parties (other than payment by Tenant or other tenants of the Building of Expense Adjustment or similar reimbursement of Building costs and expenses);

(8) Amortization of the cost (plus interest at the then current market rate on the unamortized portion of such cost from time to time) of capital repairs, replacements and improvements, including, which are for the purpose of reducing costs includible in the definition of Operating Expenses or that may be required by governmental authority for laws first enacted after the date of the Lease, including but not limited to, pursuant to the Americans with Disabilities Act. All such costs shall be amortized over the reasonable useful life of the capital investment items, with the reasonable useful life and amortization schedule being determined in accordance with sound management accounting principles;

(9) Management fees (not to exceed three percent (3%) of gross revenues) and reimbursed expenses of Landlord’s Management Agent and administrative expenses not borne by Landlord’s Management Agent; and

(10) Fees and charges under the Declaration.

6.02 Operating Expense Exclusions. Notwithstanding the provisions of Section 6.01 above, Operating Expenses shall not include:

(1) Principal or interest payments with respect to mortgages against the Building;

(2) Ground lease payments or any other payments under any superior lease;

(3) Depreciation and amortizations, except as provided herein all as determined in accordance with generally accepted accounting principles and sound real estate practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(4) Capital costs, except (i) new capital improvements to the extent the same are (a) expected to reduce the normal operating costs (including, without limitation, utility costs) of the Building, or (b) for the purpose of complying with any law, rule or order (or amendment thereto) not in effect as of the date of this Lease, (ii) capital repairs, and (iii), subject to item 16 below and other expressly excluded items, capital replacements (all allowable costs that are capital in nature shall be amortized using a commercially reasonable interest rate over the applicable useful life, taking into consideration the anticipated cost savings);

(5) Charges for special items or services billed separately to and paid by tenants of the Building;

(6) Costs of any items to the extent Landlord receives reimbursement from insurance proceeds from Landlord’s or Tenant’s insurance carriers, from a warranty or guaranty given to Landlord or Tenant, from another party under the Declaration, or otherwise from a third party;

(7) The cost of providing any service directly to and paid directly by any tenant (other than through Operating Expense pass through provisions), and the cost of services provided selectively to one or more tenants of the Building (other than Tenant) without reimbursement;

(8) Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(9) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building, or incurred in renovating or otherwise improving, modifying, decorating, painting or redecorating vacant space for occupancy by tenants or other occupants of the Building;

(10) Costs associated with the operation of the business of the ownership or entity which constitutes “Landlord” (as the same are distinguished from the costs of operating the Building), including, but not limited to, costs of defending any lawsuits with any mortgagee, legal fees incurred in the negotiation and enforcement of tenant leases and costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building;

(11) The wages of any employee above the grade of building manager (the wages of the property manager are allowable as an Operating Expense; provided, however, only the portion of such property manager’s time actually spent devoted to the Building shall be passed through);

(12) The cost of services provided by Landlord’s affiliates to the extent that such costs would exceed the costs of such services rendered by unaffiliated third parties on a competitive basis;

(13) Fines, penalties and interest incurred as a result of Landlord’s negligence or willful misconduct or breach of this Lease;

(14) Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(15) Landlord’s cost of electricity and other services which it has sold to tenants and for which Landlord has been reimbursed;

(16) The cost of structural replacements, roof replacements or new asphalt in parking areas (other than for routine maintenance or seal coating, which are allowable expenses);

(17) Any cost for environmental compliance or remediation related to matters in existence as of the date of the Lease or occasioned by Landlord, Landlord Parties or another tenant; or

(18) The cost of repair or correction of any construction defects or code violations in the Base Building Improvements.

All governmental and other third party payments, credits, abatements, refunds, rebates, grants, financing concessions, tax relief and other subsidies or incentives (if any) received by Landlord solely due to Tenant’s taking of occupancy within the Building shall inure to the economic benefit of Tenant as an offset against Operating Expenses. Landlord shall diligently and in good faith reasonably cooperate with Tenant in its efforts to pursue any subsidies or incentives, but makes no representation, express or implied, as to the amount of any subsidies or incentives that may be available to Tenant at no cost to Landlord. In addition, any income received by Landlord from a party other than Tenant for use of any portion of the parking areas or inside the Building (without hereby authorizing such use) shall be an offset against Operating Expenses.

Landlord will designate a Building Engineer whose sole responsibility will be maintenance of the Project and will make him or her available to Tenant for Tenant’s use in addressing ordinary maintenance and repair items and service issues within the Premises and Building. The commercially reasonable wages of the Building Engineer may be included in Operating Expenses (without markup) and reasonable associated costs customarily associated with such position (such as cell phone and mileage reimbursement if picking up supplies etc.), but no other costs associated with the Building Engineer may be included as part of Operating Expenses.

6.03 Gross Up of Operating Expenses. This Section 6.03 shall not be applicable so long as Tenant leases the entire Premises (as it exists on the Commencement Date). If at any time Tenant is not leasing the entire Premises (as it exists on the Commencement Date) and the Building is not fully occupied or Landlord is not supplying services to all rentable areas of the Building during an entire calendar year, then Landlord may adjust actual Operating Expenses to Landlord’s estimate of that amount, which would have been paid or incurred by Landlord as Operating Expenses had the Building been fully occupied or serviced, and the Operating Expenses as so adjusted shall be deemed to be the actual Operating Expenses for such calendar year. If Landlord does not furnish during any Adjustment Year any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to a tenant which has undertaken to perform such work or service in lieu of the performance thereof by Landlord, then Operating Expenses shall be deemed to be increased by an amount equal to the additional expense which would reasonably have been incurred during such Adjustment Year by Landlord if it had, at its cost, furnished such work or service to such tenant. The provisions of the preceding sentences will apply only to those Operating Expenses that either vary with occupancy or by reason of one or more tenants not receiving goods or services the cost of which constitutes all or part of such Operating Expenses.

6.04 Taxes. “Taxes” shall mean and include all federal, state (including, without limitation, the Texas Margin Tax) and local government taxes, assessments and charges of any kind or nature, whether general, special, ordinary or extraordinary, paid by Landlord in a calendar year with respect to the Building; provided, real estate taxes and special assessments (except as provided below) shall be included in Taxes for a calendar year only to the extent such taxes and assessments are paid during such calendar year, regardless of when assessed. In addition, “Taxes” shall include, without limitation, real estate and transit district taxes and assessments, sales and use taxes (except to the extent included in Operating Expenses), ad valorem taxes, margin taxes, personal property taxes, any lease or lease transaction tax, and taxes on personal property, as well as assessments and charges in lieu of or substituted for any or all of the foregoing taxes, assessments and charges (to the extent if such substitution). Taxes shall also include any payments due and owing by Landlord to any business improvement district (“BID”) organization which has jurisdiction over any area which includes the Building. Notwithstanding any provision of this Section to the contrary, Taxes shall not include any federal, state or local government income, capital stock, inheritance or estate taxes. “Taxes” shall also include the amount of all fees, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) paid or incurred by Landlord each calendar year in seeking or obtaining any refund or reduction of Taxes or for contesting or protesting any imposition of Taxes, whether or not successful and whether or not attributable to Taxes assessed, paid or incurred in such calendar year. If any special assessment payable in installments is levied against all or any part of the Property, then at Landlord’s discretion, Taxes for the calendar year in which such assessment is levied and for each calendar year thereafter shall include only the amount of any installments of such assessment plus interest thereon paid or payable during such calendar year (without regard to any right to pay, or payment of, such assessment in a single payment). If, in the future, any governmental agency which collects Taxes (or any tax substituted in lieu thereof) makes a change in the formula used for determining Taxes (or the formula used to determine any tax substituted in lieu of Taxes) the formula then being used hereunder shall be modified so that the amount determined to be payable by Tenant pursuant to this Section shall parallel the method used to determine the amount payable to the governmental body. Tenant shall pay to Landlord the amount of any penalties or late charges assessed against Landlord by the taxing authorities as the result of Tenant not paying all Tax Adjustments due for an Adjustment Year, within thirty (30) days after demand therefor by Landlord. If pursuant to any legal requirement, any amount that is included in Taxes may be divided and paid in installments (whether or not interest shall be due thereon) and Landlord elects to pay such amount in such installments (including the interest), then there shall be deemed included in Taxes only the installments of such amount paid during such calendar year. In addition to all Taxes for which Tenant must reimburse Landlord as part of Operating Expenses, Tenant shall pay (directly to the taxing authority) when due, all taxes and impositions upon, measured by or reasonably attributable to (i) the cost or value of furniture, fixtures, equipment, or other personal property or improvements located within the Premises, (ii) the value of leasehold improvement to the Premises, or (iii) the use or occupancy of the Premises. Provided Tenant has paid all Tax Adjustments due for an Adjustment Year, Landlord shall pay the Taxes owed for such year in full prior to delinquency.

6.05 Adjustment Year; Expense Adjustment; Tax Adjustment. “Adjustment Year” shall mean each calendar year or part thereof during the Term. In addition to Base Rent, Tenant shall pay with respect to each Adjustment Year (i) an amount equal to Tenant’s Share of Operating Expenses for the Adjustment Year as reasonably estimated by Landlord (“Expense Adjustment”) and (ii) an amount equal to Tenant’s Share of Taxes for the Adjustment Year as reasonably estimated by Landlord (“Tax Adjustment”). As to any Adjustment Year during the Term which does not begin on January 1st or does not end on December 31st, Expense Adjustment and Tax Adjustment (hereinafter collectively, “Adjustments”) with respect to such Adjustment Year shall be prorated on a per diem basis.

6.06 Payment of Adjustments. Adjustments with respect to each Adjustment Year shall be paid in monthly installments in advance on the first day of each calendar month during such Adjustment Year. If Landlord does not deliver a notice of the amount of such estimated Adjustments as most recently communicated by Landlord to Tenant prior to the commencement of any Adjustment Year, Tenant shall continue to pay estimated Adjustments. If, during any Adjustment Year, Landlord reasonably determines that Taxes or Operating Expenses for such Adjustment Year have increased or will increase, Landlord may deliver to Tenant an updated estimate of Adjustments for such Adjustment Year. Within one hundred twenty (120) days after the end of each Adjustment Year, or as soon thereafter as practicable, Landlord shall send to Tenant a statement (the “Final Statement”) showing (i) the calculation of the Adjustments for such Adjustment Year, (ii) the aggregate amount of the Adjustments previously paid by Tenant for such Adjustment Year, and (iii) the amount, if any, by which the aggregate amount of the installments of Adjustments paid by Tenant with respect to such Adjustment Year exceeds or is less than the actual Adjustments for such Adjustment Year. Tenant shall pay the amount of any deficiency to Landlord within thirty (30) days after the date of such statement. Any excess shall, at Landlord’s option, either be credited against payments past or next due under this Lease or refunded by Landlord.

6.07 Tenant’s Review of Landlord’s Books and Records. So long as Tenant is not then in default of any term or condition of this Lease beyond any applicable notice and cure period, Tenant shall have the right to conduct a Tenant’s Review, as hereinafter defined, at Tenant’s sole cost and expense (including, without limitation, photocopy and delivery charges), upon thirty (30) days’ prior written notice to Landlord. “Tenant’s Review” shall mean a review of Landlord’s books and records relating to (and only relating to) Operating Expenses payable by Tenant hereunder for the most recently completed calendar year as reflected on the Final Statement or the immediately preceding calendar year. Tenant’s Review must be performed by either an employee of Tenant or by a Certified Public Accountant (“CPA”) of national or regional standing or otherwise reasonably satisfactory to Landlord. Tenant must elect to perform a Tenant’s Review by written notice of such election received by Landlord within the initial one hundred eighty (180) days of receipt of a Final Statement. In the event that Tenant fails to make such election in the required time and manner required or fails to diligently perform such Tenant’s Review to completion, then Landlord’s calculation of Operating Expenses shall be final and binding on Tenant. Tenant hereby acknowledges and agrees that even if it has elected to conduct a Tenant’s Review, Tenant shall nonetheless pay all Operating Expense payments to Landlord, subject to readjustment. Tenant further acknowledges that Landlord’s books and records relating to the Building may not be copied in any manner, are confidential, and may only be reviewed at a location reasonably designated by Landlord; but Landlord will make such records available at the offices of Landlord’s Management Agent. Tenant shall provide to Landlord a copy of Tenant’s Review as soon as reasonably possible after the date of such Review. If Tenant’s Review reflects a reimbursement owing to Tenant by Landlord, and if Landlord disagrees with Tenant’s Review, then Tenant and Landlord shall jointly appoint an auditor to conduct a review (“Independent Review”), which Independent Review shall be deemed binding and conclusive on both Landlord and Tenant. If the Independent Review or Tenant’s Review (if accepted by Landlord) results in a reimbursement owing to Tenant equal to three percent (3%) or more of the amounts reflected in the Final Statement, the costs of the Independent Review and Tenant’s Review shall be paid by Landlord, but otherwise Tenant shall pay the costs of Tenant’s Review and the Independent Review. Under no circumstances shall Tenant conduct a review of Landlord’s books and records whereby the auditor operates on a contingency fee or similar payment arrangement. Any such reviewer must sign a commercially reasonable non-disclosure, non-solicitation, and confidentiality agreement. Tenant agrees to use reasonable efforts to keep the results of its audit confidential, except for such disclosures to Tenant’s agents, employees, attorneys, accountants, financial advisors, officers, directors, members and contractors, and except for such disclosures as may be required by law, compelled by judicial process or which may be necessary to enforce the terms and provisions of this Lease.

6.08 Landlord’s Obligation to Protest Taxes; Tenant’s Right. Landlord shall use commercially reasonable efforts to minimize Taxes, including, without limitation, engaging a professional tax consultant (and, if necessary, attorney) to evaluate and contest Taxes on an annual basis and pursuing such contest diligently and in good faith; provided, however, Landlord shall not be required to contest Taxes for a given year if, in the reasonable opinion of Landlord taking into consideration the findings of such tax consultant and/or attorney, such contest is likely to result in a higher tax valuation for the Building than the initial valuation issued for such year. Landlord shall keep Tenant apprised of the status of such contests and shall allow Tenant’s representative to meet with Landlord’s tax advisors to discuss strategies to minimize and contest Taxes, which meeting shall be held and conducted in good faith. In the event that Landlord fails to contest Taxes by filing its protest at least fifteen (15) days prior to the statutory deadline or to inform Tenant in writing as to the legitimate business reason as to why Landlord believes that Taxes should not be contested, then Tenant may, on its behalf and that of Landlord, have the right to contest and appeal any Taxes in connection with the Leased Premises, in which event Landlord shall provide Tenant with copies of all correspondence (including, without limitation, electronic correspondence) regarding Taxes for the year in question, together with such other reasonable cooperation as may be requested by Tenant. In the event that Tenant controls any tax contest, Tenant shall:

(a) Use commercially reasonable efforts to minimize Taxes;

(b) Provide Landlord with copies of all correspondence (including, without limitation, electronic correspondence) regarding Taxes within five (5) business days of delivery or receipt;

(c) Allow Landlord’s representative to meet with Tenant’s tax advisor to discuss Taxes and strategies to minimize Taxes, which meeting shall be held and conducted in good faith; and

(d) Allow Landlord’s representative to be present at all meetings with any applicable taxing authority (private or public).

To the extent that Tenant engages challenges or contests (either directly or through a third party consultant) an assessment on the Taxes or on its personal property, Tenant shall be entirely responsible for, and shall indemnify Landlord against any claim for, any fees associated with that engagement or any increases in Taxes occurring during the Lease Term.

ARTICLE 7 – ELECTRICITY

7.01 Electricity Charge. Electricity used by Tenant in the Premises shall be paid for by Tenant by a separate charge payable by Tenant to Landlord (or, at Tenant’s option, directly to the service provider) as set forth in Section 1.11 above. No separate meter will be required so long as Tenant is the sole tenant of the Building.

7.02 Electrical Usage. If Tenant’s use of electrical service exceeds Building capacity as set forth in the Base Building Plans, or Tenant otherwise desires to upgrade the Building’s electrical capacity, Tenant shall, at its sole cost and expense, pay to have applicable upgrades made through licensed contractors reasonably acceptable to Tenant.

7.03 Provider. In the event Austin Energy is not the only provider available, Landlord or Tenant shall have the right to select any company providing electrical service to the Building and Premises, to aggregate the electrical service for the Building and Premises with other buildings, to purchase electricity for the Building and Premises through a broker and/or buyers group and to change the providers and/or manner of purchasing electricity. Landlord shall be entitled to receive a reasonable fee (if permitted by Law) in a particular calendar year for the services provided by Landlord for the selection of utility companies and the negotiation and administration of contracts for the generation of electricity. If Tenant purchases electrical power for the Premises from a provider other than a company designated by Landlord, the provider shall be considered to be a contractor of Tenant and Tenant shall indemnify and hold Landlord harmless from such provider’s acts and omissions while in the Building or Premises in accordance with the terms and conditions of Article 14. In addition, at the request of Landlord, Tenant shall allow Landlord to purchase electricity from Tenant’s provider at Tenant’s rate or at a lower rate if a lower rate can be negotiated by the aggregation of Landlord’s and Tenant’s requirements for electricity power. Notwithstanding anything herein to the contrary, Landlord shall not change the provider of and/or manner of purchasing electricity without Tenant’s consent if such change will result in charges and fees in excess of those that would have owed to Austin Energy.

ARTICLE 8 – SERVICES PROVIDED

8.01 Landlord’s Services. Landlord shall furnish:

(a) Cooled or heated air in season to provide a temperature condition required for comfortable occupancy of the Premises under normal business operations and in the absence of the use of equipment which affects the temperature or humidity which would otherwise be maintained in the Premises. If the use of heat generating equipment in the Premises affects the temperatures otherwise maintained by the air conditioning system for normal business operations, and thereby requires, in the reasonable judgment of Landlord, the modification of the air conditioning or ventilation systems (including installation of supplementary air conditioning units in the Premises) Landlord may elect to perform such modification, and the cost thereof shall be paid by Tenant to Landlord at the time of completion of such modification, or Landlord may elect to require Tenant to perform such modification, at Tenant’s sole cost and expense. Any increased expense in maintaining or operating the system resulting, in Landlord’s reasonable opinion, from such modification shall be paid by Tenant. In addition, Tenant shall, at Tenant’s expense, perform all maintenance on any supplementary air conditioning units installed in accordance with this Section 8.01(a) unless, in the exercise of its right hereby expressly reserved, Landlord elects to perform part or all of such maintenance at Tenant’s expense. Tenant agrees to at all times to reasonably cooperate fully with Landlord in the operation of said system and to abide by all reasonable regulations and requirements which Landlord may prescribe to permit the proper functioning and protection of said heating, ventilation and air conditioning systems. Tenant acknowledges that heat pumps for the HVAC service are periodically shut down for service, which service is typically performed over weekends. All modifications and maintenance of the HVAC system under this Section 8.01(a) shall be coordinated and scheduled in advance with Tenant to the extent reasonably possible so as not to disrupt or interfere with Tenant’s business operations.

(b) Washroom facilities, not within the Premises (unless Tenant leases an entire floor), for use by Tenant in common with other tenants in the Building.

(c) Janitor service in and about the Premises, Saturdays, Sundays and Holidays excepted substantially in accordance with Exhibit I attached hereto.

(d) Passenger and freight elevator service in common with other tenants and occupants at all times.

(e) All utilities necessary for the operation of the Building, including, without limitation, water, sewer, power, fuel, telephone, cable and lighting.

(f) An access control system and periodic roving security patrol for the Building, including the Garage. Tenant may coordinate the access control system it installs for the Premises with the Building access control system.

(g) Pest and vermin control and extermination services for the Premises.

Landlord shall furnish all such services in the manner as customarily provided in similar Class A office buildings in the applicable submarket and for which the Building has been designed, or at such higher standards as may be reasonably requested by Tenant.

8.02 Energy Conservation. Notwithstanding anything to the contrary in this Article 8 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be necessary for the conservation and/or preservation of energy or energy related services and to comply with any applicable codes, rules and regulations.

8.03 Takeover of Services. Upon sixty (60) days’ notice to Landlord, Tenant shall have the right from time to time to take over responsibility for providing itself services under Sections 8.01(c) and 8.01(g), on a permanent or temporary basis, so long as Tenant carries out such service responsibilities to at least the same minimum standards as are required of Landlord hereunder.

8.04 Interruption of Services. Except as otherwise specifically provided herein, no failure to furnish any service pursuant to this Article 8 shall result in any liability of Landlord to Tenant or be deemed to be a constructive eviction or a disturbance of Tenant’s use of the Premises. Without limitation to the generality of the foregoing, Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, when such failure or delay is occasioned , in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas or other fuel, or water, at the Building after reasonable effort so to do, by any accident or casualty whatsoever by act or default of Tenant or other parties, or by any cause beyond Landlord’s reasonable control. Such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. In any event, Landlord shall use diligent efforts to restore any interrupted service as soon as reasonably possible.

Notwithstanding anything to the contrary contained in this Section, if: (i) any service in the Building is not provided as required hereunder for a period in excess of five (5) consecutive business days after Tenant provides written notice to Landlord of such cessation (the “Interruption Notice”); (ii) such cessation does not arise as a result of an act or omission of Tenant; (iii) such cessation is not caused by a casualty or condemnation (as more fully set forth below); (iv) the restoration of such service is reasonably within the control of Landlord; and (v) as a result of such cessation, Tenant’s business operations within the Premises are materially and adversely affected, then Tenant (i) shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day of such cessation and ending on the day when the service in question has been restored and (ii) shall have the self-rights under Section 21.02 below. The amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant. The terms and conditions of this paragraph are not applicable to condemnation or casualty (as set forth in Sections 12 and 13 below).

ARTICLE 9 – LEASEHOLD IMPROVEMENTS; ALTERATIONS

9.01 Alterations. Tenant shall not permit any alteration, improvement, addition or installation in or to the Premises (all of which is collectively referred to as “Work”), including installation of telephone, computer or internal sound or paging systems or other similar systems, or the performance of any decorating, painting and other similar work in the Premises the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Landlord consents to any Work, Work shall be performed by contractors and subcontractors that meet the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord’s consent shall not be required for any alteration to the interior of the Premises that complies with the following requirements: (a) is non-structural in nature; (b) does not affect the roof or any area outside of the Premises; (c) does not materially affect the electrical, plumbing, HVAC or mechanical systems in the Building or servicing the Premises, or the sprinkler or other life safety system; (d) costs less than $100,000.00 for each such alteration project in the aggregate; (e) Landlord receives five (5) business days’ prior written notice (and entry of workers is coordinated with management); (e) Tenant is not then in Default; (f) Landlord’s insurance requirements are satisfied; and (g) Landlord receives “as built” plans, if applicable. All Work shall comply with Landlord’s reasonable requirements and Building standards, as well as any and all applicable municipal building codes and other applicable laws. Tenant shall pay the cost of preparation of the plans for the Work; all permit fees and the fees of said contractors and subcontractors. Tenant shall pay for the actual cost incurred by Landlord for the services of all third parties necessitated by Tenant’s Work (including, without limitation, architectural and engineering costs). Additionally, except with respect to the Work described in the Work Letter, if any, Tenant shall pay to Landlord a construction management fee based on a percentage of all hard construction costs as set forth on the following schedule:

If Landlord Manages the Work

Cost of Work	Percentage Fee
$1,000 – $149,999	5%
$150,000 – $349,999	4%
$350,000 – $499,999	3%
$500,000 – $999,999	2%
Amounts over $1,000,000	1.5%

If Tenant Manages the Work

Cost of Work	Percentage Fee
Less than $100,000	-0-
$100,000 or more	1.00%

Before commencement of any Work or delivery of any materials into the Premises or the Building for which Landlord’s consent hereunder is required, Tenant shall furnish to Landlord, for its prior written approval, architectural plans and specifications certified by a licensed architect or engineer reasonably acceptable to Landlord, and such other documentation as Landlord shall reasonably request. Tenant agrees to hold Landlord, its beneficiaries and their respective agents, partners, officers, servants and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with any such Work. At the request of Landlord, Tenant will deliver a written indemnity against claims or damages to tenants or occupants of any other premises affected by such Work. Tenant shall pay Landlord’s reasonable costs of reviewing plans and materials submitted to Landlord for approval. Tenant shall pay the cost of all such Work and the cost incurred by Tenant of decorating and altering the Premises and the Building occasioned by any such Work. Landlord shall have the right to require Tenant’s contractors to evidence workers compensation, general liability and other insurance coverage, as reasonably required by Landlord. Prior to the commencement of any work in or about the Premises, Tenant shall provide to Landlord a minimum of fifteen (15) days’ prior written notice, and shall take such other actions as are required to avail itself and Landlord of any statutory protections offered under applicable laws. All alterations, improvements, additions and installations to or in the Premises at Landlord’s election shall become part of the Premises at the time of installation, subject to the terms and conditions of Section 11 below. The term “Work” as used hereunder shall not apply to construction and initial installation of the Tenant Improvements, which work is governed by the Work Letter.

9.02 Tenant’s Work. In the event that Landlord permits Tenant to hire its own contractors for the performance of any Work, then in addition to the provisions of Section 9.01, the following shall apply: (i) prior to the commencement of the Work or the delivery of any materials to the Building, Tenant shall submit to Landlord for Landlord’s approval, the names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance (including, without limitation, Worker’s Compensation, commercial general liability and adequacy of design insurance) and instruments of indemnification and waivers of lien against any and all claims, costs, expenses, damages and liabilities which may arise in connection with the Work, all in such form and amount as shall be satisfactory to Landlord; (ii) all such Work shall be done only by contractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld) and at such time and in such manner as Landlord may from time to time designate; (iii) upon completion of any Work, Tenant shall furnish Landlord with as-built plans, contractors’ affidavits, full and final waivers of lien, receipted bills covering all labor and materials expended and used in connection with such Work, and (iv) all such Work shall comply with all insurance requirements, all laws, ordinances, rules and regulations of all governmental authorities, and all collective bargaining agreements applicable to the Building, and shall be done in a good and workmanlike manner and with the use of good grades of new materials. Without limitation to the generality of the foregoing, under no circumstances shall Tenant be allowed to access any risers, the roof, or any life-safety systems without the express written consent of Landlord, and Landlord may require that Tenant use Landlord’s preferred contractor. At all times during the term of this Lease, Tenant shall ensure that all wiring and cabling that it installs within the Premises or Building complies with all provisions of local fire and safety codes, as well as with the National Electric Code. Further, upon the expiration or sooner termination of the Term, Tenant shall remove all wiring and cabling within the Premises and the Building (including the plenums, risers and rooftop) placed there by or at the direction of Tenant, unless excused in writing by Landlord, and if Tenant fails to do so, Landlord may remove same at Tenant’s expense.

9.03 No Mechanic’s Liens. Without limitation of the provisions of Section 9.01, Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises or the Building. In case any such lien shall be filed, Tenant shall discharge such lien of record to insure Landlord against any liability for mechanic’s liens. If Tenant shall fail to have such lien immediately discharged of record, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall pay Landlord on demand the amount so paid by Landlord. This Section 9.03 shall not apply to a mechanic’s or materialman’s lien claim that results in whole or in part from Landlord’s failure to disburse all or any portion of the Allowance when due.

9.04 Removal of Tenant’s Property. Subject to the rules and regulations, Tenant, at any time, may remove from the Premises its movable trade fixtures and personal property. Tenant shall repair any damage to the Premises caused by such removal, failing which Landlord may repair the Premises and Tenant shall pay the cost thereof to Landlord on demand.

9.05 Base Building Alterations. At any time after Project Completion, Tenant may submit a request for an alteration, improvement, addition or installation in or to the Base Building Improvements for Landlord’s review and approval, such approval not to be unreasonably withheld or delayed (“Base Building Alteration”). Landlord’s approval of a Base Building Alteration under this Section 9.05 shall be subject to an agreement by Landlord and Tenant as to the cost and final plans and specifications for such Base Building Alteration, which cost shall be borne solely by Tenant. Subject to such agreement, Tenant may elect to have Landlord add another top deck to the Garage, which approval shall not be unreasonably withheld, conditioned or delayed (including, without limitation, approval of design and MEP plans).

ARTICLE 10 – INTENTIONALLY OMITTED

ARTICLE 11 – SURRENDER AND HOLDING OVER

11.01 Surrender. At the termination of this Lease, by lapse of time or otherwise, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises and all locks therein to Landlord and make known to Landlord the combination of all combination locks in the Premises, and shall, subject to Articles 12 and 13, return the Premises and all equipment and fixtures of Landlord therein to Landlord in “broom clean” condition and in as good condition as when Tenant originally took possession for the conduct of business, ordinary wear and tear, casualty and Work excepted, and with all furniture and personal property, and low voltage cabling (such as computer, telephone and data cabling) removed. If Tenant fails to surrender possession of the Premises in the foregoing condition, Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand. With respect to any furniture, fixtures, equipment or other personal property remaining on the Premises following surrender (or termination) of possession of the Premises, Landlord may elect to: (i) retain such property, in which event this Lease shall act as a bill of sale therefor, and/or (ii) discard any such property (including, without limitation, files, computers and confidential information and documentation) in any manner Landlord deems appropriate, including, without limitation, document destruction. Landlord is not responsible to maintain the confidentiality of any records, reports, information, data, or materials remaining in the Premises after Tenant has surrendered or been evicted from the Premises.

11.02 Restoration. Upon termination of this Lease or of Tenant’s right to possession of the Premises, by lapse of time or otherwise, all installations, additions, partitions, hardware, light fixtures, floor coverings, non-trade fixtures and improvements, temporary or permanent, whether placed there by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, that Tenant upon notice from Landlord, at Tenant’s sole expense, shall promptly remove any improvements made by Tenant as to the lobby and exterior areas as part of the Work or Tenant Improvements that Landlord required to be removed (by written notice to Tenant) as a condition of its consent, and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises, and Tenant shall pay the cost thereof to Landlord on demand.

11.03 Holding Over. If Tenant shall, without the written consent of Landlord, hold over and not yield up immediate possession of the Premises after the expiration of the Lease Term, then Landlord may, at its option, serve written notice upon the Tenant that such holding over constitutes any one of the following: (i) creation of a month-to-month tenancy, or (ii) creation of a tenancy at sufferance; in any case, upon the terms and conditions set forth in this Lease except that the monthly Rent (or daily Rent under (ii) above) shall, in addition to all other sums which are to be paid by the Tenant hereunder, whether or not as Additional Rent, be equal to 150% of the sum of the Base Rent plus 100% of the sum of the Additional Rent owed monthly to Landlord under this Lease immediately prior to such expiration or termination (prorated in the case of (ii) above on the basis of a 365 day year) for each day the Tenant remains in possession in the same manner as provided in the Lease for the payment of Rent and Additional Rent if no such notice is served, then a tenancy at sufferance be deemed created. Notwithstanding the foregoing and so long as Tenant delivers to Landlord or written notice to Landlord at least twelve (12) months prior to the Expiration Date, Tenant shall have the right to hold over in the Premises for the initial three (3) months following the Expiration Date at the rate of one hundred twenty-five percent (125%) of the sum of the Base Rent owed monthly to Landlord under this Lease immediately prior to such expiration or termination. In the case of a holdover which has been consented to by Landlord, unless otherwise agreed to in writing by Landlord and Tenant, Tenant shall give to Landlord thirty (30) days prior written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days prior written notice to quit the Premises, except in the event of non payment of Rent or Additional Rent when due or the breach of any other covenant or the existence of a default. The provisions of this section shall not constitute a waiver by Landlord of any right of re-entry as provided herein nor shall receipt of any Rent or Additional Rent or any other apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for a breach of any terms, covenants or obligation contained in this Lease on the Tenant’s part to be performed. Additionally, Tenant shall be liable to Landlord for all penalties and other direct damages sustained by Landlord if (i) Tenant holds over for more than thirty (30) days following Landlord’s delivery of a written notice to vacate, (ii) such holdover is not otherwise permitted hereunder, and (iii) such notice informs Tenant as to the circumstances under which Landlord will sustain such penalties and other direct damages and the amount thereof.

11.04 Cumulative Rights. All of Landlord’s rights and remedies under this Article shall be cumulative with and in addition to any and all rights and remedies which Landlord may have elsewhere in this Lease, at law or in equity. Any specific remedy provided for in any provision of this Section shall not preclude the concurrent or consecutive exercise of a remedy provided for in any other provision hereof.

11.05 Survival. All obligations of Tenant under this Article shall survive the termination of this Lease, by lapse of time or otherwise.

ARTICLE 12 – DAMAGE OR DESTRUCTION

12.01 Minor Insured Damage. In the event the Building, or any portion thereof, is damaged or destroyed by any casualty, then Landlord shall rebuild, repair and restore the damaged portion thereof at Landlord’s sole cost and expense, provided that Landlord shall be entitled to terminate this Lease by written notice to Tenant within sixty (60) days after the date of the casualty if: (i) Landlord’s then Mortgage does not consent to such rebuilding, restoration or repair work and the same cannot reasonably be completed within two hundred seventy (270) days after the work commences in the opinion of a registered architect or engineer appointed by Landlord and reasonably acceptable to Tenant; (ii) the damage or destruction has occurred within twelve (12) months before the expiration of the Lease Term (and Tenant does not elect to exercise any then applicable renewal option within sixty (60) days after Tenant’s receipt of Landlord’s termination notice), or (iii) such rebuilding, restoration, or repair is not then permitted, under applicable governmental laws, rules and regulations, to be done in such a manner as to return the damaged portion thereof to substantially its condition immediately prior to the damage or destruction, including, without limitation, substantially the same RSF. Notwithstanding the foregoing, and only to the extent not covered by the insurance Landlord is required to carry under the Lease, Landlord shall have no obligation to repair any damage to, or to replace any of, the tenant improvements paid for by Tenant (unless Tenant elects to make the insurance proceeds therefor available to Landlord) or Tenant’s personal property, furnishings, trade fixtures, equipment or other such property or effects of Tenant. If Landlord does not timely deliver such termination notice to Tenant, Landlord shall not thereafter be entitled to terminate this Lease pursuant to this Section 12.01 and shall be obligated to promptly restore the damage to the Building. Any mortgage or deed of trust encumbering any part of the Building shall be subject to the foregoing rights and obligations relating to the application of insurance proceeds towards the rebuilding, restoration, and repair of any damage to the Building (which may be provided by the terms of the SNDA defined below).

12.02 Major Damage. In the event the Building, or any portion thereof, is damaged or destroyed by any casualty to the extent that Landlord is not obligated, under Section 12.01 above, to rebuild, repair or restore the damaged portion thereof, then Landlord shall within sixty (60) days after such damage or destruction, notify Tenant of its election, at its option, to either (i) rebuild, restore and repair the damaged portions thereof (pursuing such restoration with reasonable diligence), in which case Landlord’s notice shall specify the time period within which Landlord estimates such repairs or restoration can be completed; or (ii) terminate this Lease effective as of the date the damage or destruction occurred. If Landlord does not give Tenant written notice within sixty (60) days after the damage or destruction occurs of its election to terminate this Lease, Landlord shall not thereafter be entitled to terminate this Lease pursuant to Section 12.01 and shall be obligated to promptly restore the damage to the Building. Landlord’s estimate of the time period within which Landlord will complete such repairs or restoration and render the Premises tenantable will be made reasonably and in good faith, in consultation with the Project General Contractor or other qualified contractor.

12.03 Abatement of Rent. There shall be an abatement of Rent by reason of damage to or destruction of the Building, or any portion thereof, to the extent that the floor area of the Premises cannot be reasonably used or accessed by Tenant for conduct of its business in the same manner and intensity (e.g., number of employees) as prior to the damage or destruction, in which event the Rent shall abate proportionately commencing on the date that the damage to or destruction of the Premises or Building has occurred, provided, however, that if Landlord elects to terminate this Lease as provided in Section 12.02 above or Tenant elects to terminate this Lease as provided in Section 12.04 below, the abatement will cease on the effective date of the termination.

12.04 Termination by Tenant.

(a) If Landlord estimates that at least 75% of the Premises will remain untenantable for in excess of two hundred seventy (270) days following the date of such damage or destruction, then Tenant may elect to terminate this Lease by written notice delivered to Landlord within sixty (60) days following Landlord’s delivery to Tenant of the estimated duration that the Premises will remain untenantable.

(b) If Landlord estimated the duration that the Premises would remain untenantable at two hundred seventy (270) days or less, and the Premises remains untenantable for more than sixty (60) days following the estimated completion date (subject to extension for Force Majeure and delays caused by Tenant), then Tenant may thereafter terminate this Lease upon ten (10) business days’ prior written notice to Landlord (and such termination shall be effective unless Landlord delivers the Premises in the required condition within said ten (10) business day period).

(c) If Landlord estimated the duration that the Premises would remain untenantable at more than two hundred seventy (270) days (but Tenant did not elect to terminate this Lease), and the Premises remains untenantable for more than sixty (60) days following the estimated completion date (subject to extension for Force Majeure and delays caused by Tenant), then Tenant may thereafter terminate this Lease upon ten (10) business days’ prior written notice to Landlord (and such termination shall be effective unless Landlord delivers the Premises in the required condition within said ten (10) business day period).

(d) If there is a casualty during the last twelve (12) months of the Lease Term (as may be extended), and if due to such casualty Landlord estimates that the Premises shall remain untenantable for in excess of sixty (60) days, then Tenant may elect to terminate this Lease by written notice delivered to Landlord within ten (10) business days following Landlord’s delivery to Tenant of the estimated duration that the Premises will remain untenantable.

(e) Tenant’s right to terminate this Lease in the event of any damage or destruction to the Premises or Building, is governed by the terms of this Section 12 and therefore Tenant hereby expressly waives the provisions of any and all laws, whether now or hereafter in force, and whether created by ordinance, statute, judicial decision, administrative rules or regulations, or otherwise, that would cause this Lease to be terminated, or give Tenant any other right to terminate this Lease, upon any damage to or destruction of the Premises or Building that occurs.

12.05 Limitation on Landlord’s Termination Rights. Notwithstanding any other term or condition of this Article 12 (except for the preceding sentence), (i) Landlord shall not exercise it’s termination rights for the entire Lease unless substantially all of the Premises is destroyed (and the other requirements of this Article 12 regarding Landlord’s termination rights are satisfied), and (ii) in the event of a partial destruction, Landlord may only contract the area of the Premises so damaged by the casualty and not terminate the entire Lease (and the other requirements of this Article 12 regarding Landlord’s termination rights are satisfied).

ARTICLE 13 – EMINENT DOMAIN

13.01 Condemnation of the Premises. In the event that the whole or a substantial part of the Premises shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), and as a result thereof, the remainder of the Premises cannot be used by Tenant for its business in substantially the same manner as prior to such taking, the Lease shall terminate as of the date possession is taken; provided, however, if Landlord elects to make comparable space in the Building available to Tenant under the same Rent and terms as herein provided, Tenant shall accept such space and this Lease shall then apply to such space.

13.02 Partial Condemnation of the Premises. If less than a substantial part of the Premises shall be so condemned or taken (or sold under threat thereof) and after such taking the Premises can be used by Tenant for its business in substantially the same manner as prior thereto, the Lease shall cease only as to the part so taken as of the date possession shall be taken by such authority, and Tenant shall pay full Rent up to that date (with appropriate refund by Landlord of such Rent attributable to the part so taken as may have been paid in advance for any period subsequent to the date possession is taken) and thereafter Base Rent and Adjustments shall be equitably adjusted to reflect the reduction in the Premises by reason of such taking, Landlord shall, at its expense, make all necessary repairs or alterations to the

Building so as to constitute the remaining Premises a complete architectural unit, provided that Landlord shall not be obligated to undertake any such repairs or alterations if the cost thereof exceeds the award resulting from such taking.

13.03 Intentionally Omitted

13.04 Award. Landlord shall be entitled to receive the entire award, including the damages for the property taken and damages to the remainder, with respect to any condemnation proceedings affecting the Building. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation, whether attributable to the value of any unexpired portion of the Term, the loss of profits, goodwill, leasehold improvements or otherwise, Tenant irrevocably assigning any and all such claims to Landlord. Notwithstanding the foregoing, Tenant shall be entitled to an award or compensation from the condemning authority for the unamortized value of all tenant leasehold improvements paid for by Tenant in excess of any allowance paid by Landlord.

ARTICLE 14 – RELEASE, WAIVER AND INDEMNIFICATION

14.01 Release. To the extent not expressly prohibited by law, Tenant releases Landlord, its beneficiaries, mortgagees, stockholders, agents (including, without limitation, management agents), partners, officers, servants and employees, and their respective agents, partners, officers, servants and employees (“Related Parties”), from and waives all claims for damages to person or property sustained by Tenant or by any occupant of the Premises or the Building, or by any other person, resulting directly or indirectly from fire or other casualty, any existing or future condition, defect, matter or thing in the Premises, the Building or any part thereof, or from any equipment or appurtenance therein, or from any accident in or about the Building, or from any act or neglect of any tenant or other occupant of the Building or of any other person, other than Landlord or its agents, provided that in no event shall the foregoing release and waiver apply to the negligent act or omission or intentional misconduct of Landlord or a Landlord Party or any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease. If any damage to the Building or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants in the Building, results from any act or neglect of Tenant, its agents, employees, guests or invitees, Tenant shall be liable therefor and Landlord may, at Landlord’s option repair such damage, and Tenant shall, upon demand by Landlord, reimburse Landlord the total cost of such repairs and damages to the Building. Neither Landlord nor Tenant shall be liable (i) for any damage caused by other tenants or persons in or about the Building or Premises, or (ii) for any loss or damage to person or property which is either covered by insurance or which Landlord or Tenant is required to insure under this Lease. Landlord and Tenant shall look to their respective property damage or business interruption insurance policies, and not to each other, for any loss incurred as a result of damage to its property or interruption of its business.

14.02 Tenant’s Indemnification. To the extent not expressly prohibited by law, and subject to applicable waivers of subrogation, releases, and limitations on liability, Tenant agrees to hold harmless and indemnify Landlord (and, after Project Completion, Landlord’s Related Parties) from and against claims and liabilities, including reasonable attorneys’ fees and court costs but excluding consequential damages, (i) for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Premises arising from Tenant’s occupancy of the Premises or the conduct of its business, or from activity, work, or thing done, permitted or suffered by Tenant, its employees, agents, guests or invitees in or about the Premises and the Building, or (ii) from any non-monetary breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or (iii) due to any other act or omission of Tenant, its agents, employees, guests or invitees, or (iv) if any person, not a party to this Lease, shall institute an action against Tenant in which Landlord or Landlord’s Related Parties (as applicable) shall be made a party solely due to Landlord’s status as landlord. Landlord may, at its option, repair such damage or replace such loss, and Tenant shall upon demand by Landlord reimburse Landlord for all costs of such repairs, replacement and damages in excess of amounts, if any, paid to Landlord under insurance covering such damages. In the event any action or proceeding is brought against Landlord or Landlord’s Related Parties (as applicable) by reason of any such claims, then, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

14.03 Landlord’s Indemnification. Subject to applicable waivers of subrogation, releases, and limitations on liability, Landlord shall defend and hold Tenant and Tenant’s Related Parties harmless from and against all liabilities, losses, demands, actions, expenses or claims, including reasonable attorneys’ fees and court costs but excluding consequential damages, for injury to or death of any person or for damage to any property to the extent such are determined to be caused by the negligent act or omission or intentional misconduct of Landlord or a Landlord Party or any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease. In the event any action or proceeding is brought against Tenant or Tenant’s Related Parties by reason of any such claims, then, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel appointed by Landlord’s insurance carrier. None of the events or conditions set forth in this paragraph shall be deemed a constructive or actual eviction or entitle Tenant to any abatement or reduction of Rent.

14.04 Limitation on Landlord’s Liability. Tenant agrees that in the event Tenant shall have any claim against Landlord or Landlord’s Related Parties under this Lease arising out of the subject matter of this Lease, Tenant’s sole recourse shall be against Landlord’s interest in the Building, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord or Landlord’s Related Parties as a result of a breach hereof or otherwise in connection with this Lease, and no other property or assets of Landlord, Landlord’s Related Parties or their successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree. Under no circumstances shall Landlord be liable for, and Tenant hereby waives, consequential, punitive, special, or exemplary damages, or any damages similar thereto.

ARTICLE 15 – INSURANCE; WAIVER OF SUBROGATION

15.01 Tenant’s Liability Insurance. Commercial general liability insurance against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Fifteen Million Dollars ($15,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.

15.02 Tenant’s Property Insurance. Property insurance insuring all tenant improvements, equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss—special form (all risk) and in addition, coverage for wind, terrorism and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

15.03 Business Interruption Insurance. Business interruption and extra expense insurance in such amounts to reimburse Tenant for direct or indirect loss attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as result of such perils.

15.04 Workers’ Compensation/Employers Liability Insurance. Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.

15.05 Increase in Coverage. Following the initial term of this Lease, Landlord may, by notice to Tenant (delivered as part of the Rate Notice under Section 1 of the Rider to Lease), require an increase in policy limits or require that Tenant carry other forms of insurance; provided that the same are commercially reasonable and in keeping with the insurance requirements of owners of similar properties in the applicable submarket in which the Premises is located.

15.06 General Requirements. The policies required to be maintained hereunder shall be with companies rated A- X or better by A.M. Best. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $25,000. Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the policy expiration date, each identifying Landlord, the applicable property management company and any applicable lender as additional insureds. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

15.07 Failure to Maintain. In the event Tenant does not purchase the insurance required by Section 15.01 or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. The Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

15.08 Waiver of Subrogation. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property, to the extent that such loss or damage is insured by an insurance policy (or in the event either party elects to self insure any property coverage required) required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectible.

15.09 Landlord’s Insurance. Landlord shall keep in force during the Term insurance in such other amounts and coverages as Landlord or its lenders and/or beneficiaries deem appropriate and commercially reasonable. Without limitation to the generality of the foregoing, Landlord shall keep in full force and effect insurance in at least the following minimum types and levels:

(1) Fire, extended coverage and vandalism and malicious mischief insurance insuring the Building (excluding tenant leasehold improvements), at full replacement value;

(2) A commercially reasonable policy of Commercial General Liability insurance with limits substantially consistent with similar Class A office buildings in the applicable submarket; and

(3) Such other insurance as Landlord deems necessary in its sole and absolute discretion.

All insurance policies shall be issued in the names of Landlord and Landlord’s lender, and any other party reasonably designated by Landlord as an additional insured, as their interests appear. The insurance policies shall provide that any proceeds shall be made payable to Landlord, or to the holders of mortgages or deeds of trust encumbering Landlord’s interest in the Premises or Project, or to any other party reasonably designated by Landlord as an additional insured, as their interests shall appear. All insurance premiums for Landlord’s insurance shall be included in Operating Expenses.

ARTICLE 16 – LANDLORD’S RIGHT OF ACCESS

16.01 Entry into Premises. Landlord and its contractors and representatives shall have the right to enter the Premises at all reasonable times to perform janitorial and cleaning services (if Landlord’s obligation to perform) and, after reasonable advance verbal notice (except in the case of emergencies affecting life and safety), to inspect the same, to make required repairs, and to perform required maintenance, specifically including, but without limiting the generality of the foregoing, to make repairs within the Premises to mechanical, electrical and other facilities serving other premises in the Building, to post such reasonable notices as Landlord may desire to protect its rights, to exhibit the Premises to mortgagees and purchasers, and, during the three hundred sixty (360) days prior to the expiration of the Term, to exhibit the Premises to prospective tenants.

16.02 Landlord’s Repairs. Landlord shall also have the right to take material into the Premises that may be reasonably required for the purposes set forth in the foregoing Section 16.01 without the same constituting a constructive eviction of Tenant, in whole or in part, and Rent shall not abate (except as provided in Article 12) while said repairs are being made, by reason of loss or interruption of business of Tenant, or otherwise. If Tenant shall not be personally present to open and permit entry into the Premises, at any time, when for any reason entry therein shall be necessary or desirable and after the giving of any required advance notice of such entry, Landlord or Landlord’s agents may enter the Premises by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease.

16.03 Minimize Interference. In exercising its rights under this Article 16, Landlord will use reasonable efforts to minimize any interference with Tenant’s use or occupancy of the Premises, provided that Landlord will not be obligated to provide overtime labor or perform work after regular Building hours. In any event, Landlord’s activities under this Article 16 shall be coordinated and scheduled in advance with Tenant to the extent reasonably possible so as not to disrupt or interfere with Tenant’s business operations.

ARTICLE 17 – INTENTIONALLY OMITTED

ARTICLE 18 – TRANSFER OF LANDLORD’S INTEREST

As used in this Lease, the term “Landlord” means only the current owner of the fee title to the Building or the leasehold estate under a ground lease of the Building at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest in the Building is relieved of all liabilities for the obligations of Landlord under this Lease to be performed on or after the date of transfer. Tenant agrees to look solely to the transferee with respect to all matters in connection with this Lease.

ARTICLE 19 – TRANSFER OF TENANT’S INTEREST

19.01 Landlord’s Consent. Tenant shall not sell, assign, encumber, mortgage or transfer this Lease or any interest therein, or sublet the Premises or any part thereof, or allow any transfer hereof of any lien upon Tenant’s leasehold interest by operation of law or otherwise (collectively, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Without limiting Landlord’s right to reasonably withhold such consent, the withholding of such consent may be based upon, but not limited to, the following:

(1) The financial strength of the proposed assignee or subtenant, including but not limited to the adequacy of its working capital, to pay all expenses anticipated in connection with any proposed remodeling of the Premises.

(2) The business reputation, character, history and nature of the business of the proposed assignee or subtenant.

(3) Whether the proposed assignee or subtenant is a person with whom Landlord has actively negotiated for space in the Building during the twelve (12) month period ending with the date Landlord receives notice of such proposed assignment or subletting.

(4) The proposed assignee or subtenant or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed assignee or subtenant, is then an occupant or tenant of any other space in the Building.

(5) The proposed assignee or subtenant is a domestic or foreign government, or an entity related to foreign government, or otherwise be entitled, directly or indirectly, to diplomatic or sovereign immunity (any transferee must be subject to the service of process in, and be subject to the jurisdiction of the courts of, the local jurisdiction in which the Building is located).

(6) The proposed use must be consistent with the first class nature of the Building.

(7) The proposed use would cause a violation of any other rights granted by Landlord to other tenants.

(8) The proposed assignee or subtenant is a “high density” (i.e., 1 person per 150 rentable square feet of space in the Premises) user, resulting in the common elements becoming overburdened, , imposition of a material additional burden upon services to be supplied by Landlord to Tenant, or a material increase in the burden on either parking or the elevators which service the Premises, in each case beyond that which is associated with normal occupancy.

(9) Whether there then exists any Default by Tenant pursuant to this Lease.

(10) Intentionally omitted.

(11) For a proposed sublease of a partial floor, either the area of the Premises to be sublet or the remaining area of such floor is not regular in shape with appropriate means of ingress or egress suitable for normal renting purposes.

(12) The proposed assignment or sublease instrument does not conflict with this Lease.

Notwithstanding any provision of this Lease to the contrary, provided that Tenant remains liable on this Lease, provides Landlord with prior written notice and names of the applicable transferee and a copy of the applicable assignment or sublease agreement, and Tenant is not then in default beyond any applicable notice and cure period, then the following transfers will not require Landlord’s prior consent (each a “Permitted Transfer”):

(i) a transfer to any entity which is controlled by Tenant;

(ii) a transfer to any entity which controls Tenant (“Parent”);

(iii) a transfer to any entity which is controlled by Tenant’s Parent;

(iv) a transfer to one or more persons or entities which merge with Tenant or purchase all or substantially all of Tenant’s assets or ownership interests, provided that the aggregate tangible net worth of Tenant and such transferee or surviving corporation following such transfer is at least as favorable as Tenant’s prior to such transfer;

(v) a transfer to an affiliate of Tenant;

(vi) conversion of Tenant to a new entity type;

(vii) subleases of not more than twenty percent (20%) of the area of the Premises in the aggregate so long as such transfer would comply with the consent factors listed in Section 19.01.

19.02 Notice to Landlord.

(a) Notice. Prior to any Transfer (other than a Permitted Transfer), Tenant shall submit to Landlord a notice of a proposed Transfer, along with a non-refundable Transfer request fee of $1,000.00. The proposed assignee or subtenant shall provide Landlord with the names of the persons holding an ownership interest in the assignee or subtenant for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001).

(b) Approval. Subject to Landlord’s recapture rights, as applicable, Landlord shall, within fifteen (15) days after receipt of such notice of a proposed Transfer to approve or disapprove same. If, within such 15-day time period, Landlord does not notify Tenant of Landlord’s disapproval of the proposed Transfer, Landlord will be deemed to have rejected the proposed Transfer; provided, however, Tenant may thereafter send a second written notice (including a copy of the first notice) and if Landlord fails to respond within five (5) business days then Landlord shall be deemed to have approved the Transfer.

19.03 Landlord’s Right of Recapture. In the event that Tenant proposes to Transfer all of the Premises for the full remaining balance of the Term (excluding a Permitted Transfer), Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s notice of proposed Transfer, to recapture the Premises and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described. In such event, the Term shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term.

19.04 Excess Rent. If Tenant individually, or as debtor or debtor in possession or if a trustee in bankruptcy acting on behalf of Tenant pursuant to the Bankruptcy Code, 11 U.S.C. 101 et seq., shall sublet or assign the Premises or any part thereof or assign any interest in this Lease (excluding a Permitted Transfer) at a rental rate (or additional consideration) in excess of the then current Base Rent and Adjustments per rentable square foot, fifty percent (50%) of said excess Rent (or additional consideration) shall be and become the property of Landlord and shall be paid to Landlord as it is received by Tenant, less Tenant’s reasonable brokerage (excluding commissions paid to brokers who are Tenant’s affiliates), legal and other expenses (“Tenant’s Costs”) incurred in connection with such assignment or, in the case of a sublease, less the monthly pro rata share of such Tenant’s Costs as determined by dividing such Tenant’s Costs by the number of months in the term of such sublease. If Tenant shall sublet the Premises or any part thereof, Tenant shall be responsible for all actions and neglect of the subtenant and its officers, partners, employees, agents, guests and invitees as if such subtenant and such persons were employees of Tenant. Nothing in this Section shall be construed to relieve Tenant from the obligation to obtain Landlord’s prior written consent to any proposed sublease to the extent required herein.

19.05 Included Transfers. If Tenant is a partnership, a withdrawal or change, whether voluntary, involuntary or by operation of law or in one or more transactions, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article 19. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale, transfer or redemption of a controlling interest of the capital stock of Tenant in one or more transactions, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article 19. However, the preceding sentence shall not apply to corporations the stock of which is traded through a national or regional exchange or over-the-counter nor to a Permitted

Transfer. Neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant.

19.06 Options. Tenant acknowledges and agrees that any and all options granted under this Lease (including, without limitation, options regarding termination, renewal, extension, expansion, offer and/or refusal), shall be deemed to be personal to Tenant and if Tenant Transfers all of the Premises for the full remaining balance of the Term (excluding a Permitted Transfer) prior to the exercise of such option, such option shall lapse and be of no further force or effect.

19.07 NO RELEASE. UNDER NO CIRCUMSTANCES SHALL ANY TRANSFER BY TENANT, REGARDLESS OF WHETHER LANDLORD’S CONSENT WAS REQUIRED OR GIVEN, RELEASE TENANT FROM ANY OBLIGATIONS UNDER THIS LEASE.

ARTICLE 20 – TENANT’S DEFAULT AND LANDLORD’S RIGHTS AND REMEDIES

20.01 Default. The occurrence of any one or more of the following matters constitutes a default (“Default”) by Tenant under this Lease:

(a) Failure by Tenant to make payment of any Rent herein agreed to be paid or any other payment required to be made by Tenant hereunder, as and when due, and such a failure shall continue for a period of five (5) days thereafter (provided, however, Tenant shall be entitled to written notice and a grace period of five (5) days on two (2) occasions during any twelve (12) month period, before Tenant shall be deemed to be in default);

(b) The making by Tenant of any assignment or arrangement for the benefit of creditors;

(c) The filing by Tenant of a petition in bankruptcy or for any other relief under the Federal Bankruptcy Law or any other applicable statute;

(d) The filing of an involuntary petition in bankruptcy or for reorganization or arrangement under the Federal Bankruptcy Law against Tenant and such involuntary petition is not withdrawn, dismissed, stayed or discharged within ninety (90) days from the filing thereof;

(e) The appointment of a Receiver or Trustee to take possession of the property of Tenant or of Tenant’s business or assets, and the order or decree appointing such Receiver or Trustee shall have remained in force undischarged or unstayed for ninety (90) days after the entry of such order or decree;

(f) The failure by Tenant to perform or observe any other term, covenant, agreement or condition to be performed or kept by Tenant under the terms, conditions, or provisions of this Lease, and which failure shall continue uncorrected for thirty (30) days after written notice thereof has been given by Landlord to Tenant (provided, however, if such failure cannot be cured within such thirty (30) day period, then such longer period not to exceed ninety (90) days as may reasonably be required provided that Tenant submits to Landlord a detailed plan to cure and timeline, and then Tenant promptly commences and diligently prosecutes said cure to completion. A Default by Tenant under this Section

20.01(f) that has or is likely to have a material adverse effect on the roof or structural elements of the Building or the electrical, plumbing, HVAC, sprinkler/life safety or mechanical systems in the Building, or that results or is likely to result in Landlord suffering a material adverse economic or financial consequence, is referred to herein as a “Material Nonmonetary Default”. In order to assert that Tenant’s uncured failure under this Section 20.01(f) will result in a Material Nonmonetary Default, Landlord must include a statement to this effect in its default notice to Tenant.

Any notice periods provided for under this Article 20.01 shall run concurrently with any statutory notice periods, and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

20.02 Landlord’s Remedies. If a Default occurs, Landlord shall have the following rights and remedies, which shall be distinct, separate and cumulative, and which may be exercised by Landlord concurrently or consecutively in any combination and which shall not operate to exclude or deprive Landlord of any other right or remedy which Landlord may have at law or in equity:

(a) Landlord may terminate this Lease by giving to Tenant at least ten (10) days’ notice of Landlord’s intention to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice, provided that Landlord shall not have such termination remedy for a Default by Tenant under Section 20.01(f) that is not a Material Nonmonetary Default;

(b) Upon at least ten (10) days’ notice to Tenant of Landlord’s intention to do so, Landlord may terminate the right of Tenant to possession of the Premises by any lawful means, without terminating this Lease, provided that Landlord shall not have such termination remedy for a Default by Tenant under Section 20.01(f) that is not a Material Nonmonetary Default. In such event, Tenant’s obligations under this Lease shall continue in full force and effect and Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, not limited to those set forth herein;

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including injunctive relief and recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease;

(d) Upon an additional notice of lockout (following the initial notice of Default) and an additional ten (10) day cure period, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto (provided that Landlord shall not have such lockout remedy for a Default by Tenant under Section 20.01(f) that is not a Material Nonmonetary Default), and Landlord shall not be required to provide a new key or right of access to Tenant until and unless Tenant cures such Default. This Lease supersedes Section 93.002 of the Texas Property Code to the extent of any conflict;

(e) Cure such Default and charge to Tenant the cost thereof or apply the same against the Letter of Credit.

20.03 Surrender of Possession. If Landlord exercises either of the remedies provided for in subparagraphs (a) and (b) of Article 20.02, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Landlord may then, or at any time thereafter, re-enter and take complete and peaceful possession of the Premises, full and complete license so to do being granted to Landlord, and Landlord may remove all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. Any re-entry by Landlord following abandonment by Tenant shall not, unless Landlord so elects in a written notice to Tenant, constitute or be deemed to constitute acceptance by Landlord of a surrender of this Lease, but rather, upon such abandonment, Tenant’s right to possession of the Premises shall cease, but Tenant shall remain liable for all of its obligations under this Lease.

20.04 Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full stated Term, and Landlord shall have the right to the immediate recovery of all such amounts. Alternatively, at Landlord’s option, Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent and Adjustments and any other sums then due under this Lease during the period from the date of such notice or termination of possession to the end of the Term. Landlord may file suit from time to time to recover any such sums and no suit or recovery by Landlord of any such sums or portion thereof shall be a defense to any subsequent suit brought for any other sums due under this Lease. Alternatively, if Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Base Rent and Adjustments accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant hereunder for such period. In addition, Landlord shall be entitled to recover, as damages for loss of the benefit of its bargain and not as a penalty, the sum of (x) the unamortized cost to Landlord, computed and determined in accordance with generally accepted accounting principles, of any tenant improvements provided by Landlord at its expense, (y) the aggregate sum which at the time of such termination represents the excess, if any, or the present value of the aggregate Base Rent and Adjustments (as reasonably estimated by Landlord) for the remainder of the Term over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, immediately prior to such termination, such present worth to be computed in each case on the basis of a six percent (6%) per annum discount from the respective dates upon which rentals would have been payable hereunder had the Term not been terminated, and (z) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Rent. Further, under no circumstances shall Tenant be liable for, and Landlord hereby waives, consequential, punitive, special, or exemplary damages, or any damages similar thereto. Landlord’s recovery of damages under this Section 20.04 shall be subject to the liability cap under Section 12 of the Rider to Lease.

20.05 Reletting. In the event Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease as aforesaid, Landlord shall use reasonable efforts to relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord in Landlord’s reasonable discretion shall determine (including concessions of free rent and other market-based inducements to prospective tenants), and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting and may give the leasing of any unleased space in the Building priority over the reletting of the Premises. Also, in any such event, Landlord may make repairs in or to the Premises, and, in connection therewith, change the locks to the Premises, and Tenant shall upon demand pay the cost thereof together with Landlord’s expenses of reletting. Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of re-entry repair and the expense of reletting (including without limitation brokers’ commissions and reasonable attorneys’ fees) and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same theretofore became or thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong solely to Landlord. No such re-entry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant, an election on Landlord’s part to terminate this Lease or an acceptance of a surrender of this Lease, unless a written notice of such intention be given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder. Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting. In no event shall the expense of reletting charged to Tenant include Landlord’s cost to alter, redecorate or improve the Premises beyond necessary repairs.

20.06 Removal of Tenant’s Property. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or of law shall be handled, removed or stored by Landlord at the cost, expense and risk of Tenant, and Landlord, shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord upon demand for all expenses incurred by Landlord in such removal and storage.

20.07 Costs. Tenant shall pay all costs, charges and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by Landlord or its beneficiaries in enforcing Tenant’s obligations under this Lease, in the exercise by Landlord of any of its remedies in the event of a default by Tenant, in any litigation in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned, or in consideration of any request for approval of or consent to any action by Tenant which is prohibited by this Lease.

20.08 Late Charges and Interest. At the option of Landlord, Landlord may impose a late payment fee equal to three percent (3%) of the amount due if any payment of Rent is paid more than five (5) business days after its due date; provided, however, Tenant shall be entitled to written notice and a five (5) business day cure period on one (1) occasion during any twelve (12) month period before such late fee is assesses. In addition, any amount not paid within thirty (30) days of when due hereunder shall bear interest retroactive to the date of default at the annual rate of Prime plus five percent (5%). “Prime” means the prime interest rate per annum for commercial loans (as published from time to time by The Wall Street Journal (http://www.wsjprimerate.us), and with any changes in such rate to be effective on the date such change is published), but if such rate exceeds the maximum interest rate permitted by law, such rate will be reduced to the highest rate allowed by law under the circumstances, provided that in no event shall such interest rate exceed the highest legal interest rate for business loans. Further, to partially compensate Landlord for banking, administrative and accounting costs, Tenant shall pay to Landlord a fee of $100.00 per occurrence for any check received for payments under this Lease that is not immediately honored for any reason whatsoever (including, without limitation, insufficient funds), which fee shall be in addition and without limitation to any other amounts claimed by Landlord.

20.09 Landlord’s Right to Perform Tenant’s Duties. If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), after the expiration of any grace or cure period specifically provided by this Lease, to perform such duty on behalf and at the expense of Tenant without further notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be Rent under this Lease and shall be due and payable to Landlord upon demand by Landlord.

20.10 Cumulative Rights. All of Landlord’s rights and remedies under this Lease shall be cumulative with and in addition to any and all rights and remedies which Landlord may have at law or in equity. Any specific remedy provided for in any provision of this Lease shall not preclude the concurrent or consecutive exercise of a remedy provided for in any other provision hereof.

20.11 Waiver of Landlord’s Liens. Other than the Statutory Lien in the State of Texas, Landlord shall not be entitled to a security interest in any of Tenant’s property or equipment, and all such landlord lien rights shall be waived. In connection with the foregoing, Landlord agrees to execute and deliver to Tenant, simultaneously with the full execution of this Lease, that certain “Landlord Agreement” in favor of Tenant’s lender, Comerica Bank, in the form annexed hereto as Exhibit H and incorporated herein by this reference.

ARTICLE 21 – LANDLORD DEFAULT AND TENANT’S RIGHTS AND REMEDIES

21.01 Landlord Default. Notwithstanding any other term or conditions of this Lease to the contrary, Landlord shall not be in default unless Landlord fails to perform any obligations, including monetary and non-monetary obligations, required of Landlord, or Landlord fails to make correct any representation or warranty of Landlord that was untrue when made in any material respect, and such failure continues for more than thirty (30) days after written notice by Tenant; provided, however, that if the nature of Landlord’s non-monetary obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Said notice shall specify the exact alleged default. Following said notice and cure period (and any additional cure period afforded under this Lease to any Mortgagee), Tenant may then (i) take any remedy available to it under this Lease, at law or in equity; (ii) bring an action in a court of law to seek an award for damages (in no event shall Tenant be entitled to withhold rents or terminate this lease without a binding final judgment or decision by a court or arbitrator); or (iii) take the self-help measures set forth in the following paragraphs of this Section. The notice and cure rights under this Section 21.01 shall not apply to any Landlord default for which another provision of this Lease already provides specific notice and cure rights to Landlord for such default.

21.02 Self Help. Subject to the provisions contained herein relating to Force Majeure, condemnation, casualty, and cure rights of any Mortgagee, and provided further that Tenant is not then in Default, Tenant shall have the following self-help rights to perform Landlord’s duties under the Lease:

(1) Emergency. If there is an emergency (defined as any situation that threatens person or property, requires immediate intervention to prevent further loss or materially and adversely affects Tenant’s operations within the Premises), then Tenant may only take such measures as are reasonably necessary to prevent further loss and stabilize the emergency. Tenant shall use commercially reasonable efforts to inform Landlord of such emergency as soon as possible. If so directed by Landlord during the emergency situation, Tenant shall cease its self-help activities, provided that Landlord commences curative action to prevent further loss.

(2) Non-Emergency. In the event that Landlord fails to make any required repairs to the Project or supply any required services to the Premises but such failure does not create an emergency situation, Tenant shall provide written notice to Landlord, specifying the failure and required action. Landlord shall cure such default within ten (10) business days after receipt of such notice (provided that if such failure cannot be cured within ten (10) business days, then such longer period as may reasonably be required). In the event that Landlord fails to make the applicable repairs in the specified time period, then Tenant shall provide a second written notice to Landlord, which notice shall describe the work that Tenant intends to undertake and the estimated cost of such work, to the extent practical. In the event that Landlord fails to commence applicable repairs within five (5) business days following receipt of the second notice, Tenant may proceed to make the repairs that Landlord failed to make. Notwithstanding the foregoing, Tenant shall not make any such repairs in the event that prior to any such repairs Landlord gives to Tenant written notice of the legitimate business reasons (other than lack of funds) as to why Landlord is not willing to make such repairs in the time requested by Tenant. By way of example and not by limitation, it may be more effective for Landlord to make certain non-emergency repairs during warmer months of the year.

(3) Standard. All repairs by Tenant shall be made in a good and workmanlike manner, and otherwise in accordance with the terms and conditions of this Lease (except for provisions requiring Landlord’s consent).

(4) Reimbursement. Landlord shall reimburse to Tenant the reasonable cost of such activities within thirty (30) days following the date of Landlord’s receipt of fully paid invoices, lien waivers (if applicable) and such other information and documentation as Landlord may reasonably require. Any amounts not timely reimbursed by Landlord (plus Late Payment Interest thereon) may be offset by Tenant against the next accruing monthly installments of Base Rent. The amount of such offset applied in any month shall not equal more than fifty percent (50%) of the total Base Rent amount for such month. If Tenant has not received or received credit for all such amounts and interest thereon at the expiration of the term of this Lease, Tenant may, at its option, extend the term of this Lease on the same terms and conditions then in effect until all such amounts and interest thereon are fully paid by application of all Base Rent accruing during such extended term.

21.03 Costs. Landlord shall pay all costs, charges and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by Tenant or its beneficiaries in enforcing Landlord’s obligations under this Lease, in the exercise by Tenant of any of its remedies in the event of a default by Landlord, in any litigation in which Landlord causes Tenant, without Landlord’s fault, to become involved or concerned, or in consideration of any request for approval of or consent to any action by Landlord which is prohibited by this Lease.

ARTICLE 22 – SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE

22.01 Subordination. Landlord may have heretofore encumbered or may hereafter encumber with a mortgage or trust deed the Building, or any interest therein, and may have heretofore sold and leased back or may hereafter sell and lease back the land on which the Building is located, and may have heretofore encumbered or may hereafter encumber the leasehold estate under such lease with a mortgage or trust deed. (Any such mortgage or trust deed is herein called a “Mortgage” and the holder of any such mortgage or the beneficiary under any such trust deed is herein called a “Mortgagee.” Any such lease of the underlying land is herein called a “Ground Lease”, and the lessor under any such lease is herein called a “Ground Lessor.” Any Mortgage which is a first lien against the Building, the land on which the Building is located, the leasehold estate or the lessor under a Ground Lease (if the property is not then subject to an unsubordinated mortgage) is herein called a “First Mortgage” and the holder or beneficiary of or Ground Lessor under any First Mortgage is herein called a “First Mortgagee.” This Lease is, or shall be, subject and subordinate to any First Mortgage now or hereafter encumbering the Building pursuant to an SNDA (as defined below). If requested by a First Mortgagee, Tenant will either (i) subordinate its interest in this Lease to said First Mortgage, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, pursuant to the SNDA, or (ii) make certain of Tenant’s rights and interest in this Lease superior thereto; and Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such Mortgagee or Ground Lessor in connection therewith. Tenant agrees that Landlord may assign the rents and interests in this Lease to the holder of any Mortgage or Ground Lease. Tenant agrees that Landlord may assign the rents and interests in this Lease to the holder of any Mortgage or Ground Lease. In conjunction with the foregoing provisions, following written request, Landlord and Tenant hereby agree to complete and execute (and Landlord agrees to cause First Mortgagee to complete and execute) a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), on such First Mortgagee’s standard form with changes as reasonably requested by Tenant consistent with its rights under this Lease, and remit the same to Landlord within fifteen (15) days. Without limiting the generality of the foregoing, Landlord shall secure, prior to Project Commencement (as defined in the Work Letter), an SNDA from Landlord’s mortgagee for the construction loan, in form reasonably acceptable to Tenant, for the benefit of Tenant that will be executed and delivered by Landlord’s mortgagee to Tenant.

22.02 Attornment. It is further agreed that upon request of the Mortgagee, if the Mortgage shall be foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage or upon request of the Ground Lessor, if any Ground Lease shall be terminated, Tenant will attorn as Tenant under this Lease to the Ground Lessor, all as more particularly set forth in the SNDA.

22.03 Mortgagee Requirements. Should any prospective Mortgagee or Ground Lessor require execution of a short form of lease for recording (containing, among other customary provisions as may be reasonably acceptable to Tenant, the names of the parties, a description of the Premises and the Term of this Lease), Tenant agrees to execute such short form of Lease and deliver the same to Landlord within fifteen (15) days following the request therefor. Should any prospective First Mortgagee notify Tenant in writing that said First Mortgagee has terminated Landlord’s license to collect rents and other monetary amounts under this Lease, Tenant shall thereafter remit all rent (and other monetary amounts required to be paid by Tenant under this Lease to Landlord, if any) directly to such First Mortgagee, and Landlord waives any right, claim, or demand it may have against Tenant by reason of Tenant’s payment of said sums to such First Mortgagee.

22.04 Mortgagee’s Notice and Cure Rights. Tenant agrees to give any First Mortgagee, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy or an assignment of Landlord’s interests in leases, or otherwise) of the address of such First Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then, unless the notice or claim of default was served upon First Mortgagee simultaneous with its delivery to Landlord, the First Mortgagee shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such First Mortgagee has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default) before Tenant may exercise any right or remedy which it may have on account of any such default of Landlord. This Section 22.04 shall not apply to the exercise of Tenant’s self-help, offset or abatement rights under this Lease.

22.05 Estoppel Certificate. Tenant agrees that from time to time, upon not less than fifteen (15) days’ prior written request by Landlord in connection with a proposed sale or refinance of the Project, Tenant will promptly complete, execute and deliver to Landlord or any party or parties designated by Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same are in full force and effect as modified and identifying the modifications); (ii) the dates to which the Rent and other charges have been paid; (iii) that the Premises have been unconditionally accepted by Tenant (or if not, stating with particularity the reasons why the Premises have, not been unconditionally accepted); (iv) the amount of any Security Deposit held hereunder; (v) that, so far as the party making the certificate knows, Landlord is not in default under any provisions of this Lease, if such is the case, and if not, identifying all defaults with particularity; and (vi) any other matter reasonably requested by Landlord. The initial form of estoppel certificate is attached hereto as Exhibit E. Any purchaser or Mortgagee of any interest in the Building shall be entitled to rely on said statement. Failure to give such a statement within fifteen (15) days after said written request shall be conclusive evidence, upon which Landlord and any such purchaser or Mortgagee shall be entitled to rely, that this Lease is in full force and effect and Landlord is not in default and Tenant shall be estopped from asserting against Landlord or any such purchaser or Mortgagee any defaults of Landlord existing at that time but Tenant shall not thereby be relieved of the affirmative obligation to give such statement. Moreover, if Tenant fails to deliver or cause to be delivered such statement within said fifteen (15) day period, Landlord shall be entitled to collect from Tenant upon demand, as liquidated damages occasioned by such delay and not as a penalty (the actual damages resulting from such delay being impossible to ascertain), Two Hundred Fifty Dollars ($250.00) per day for each day after the expiration of said fifteen (15) day period that Tenant fails to deliver such statement. If such failure persists after such fifteen (15) day period, Landlord shall be entitled to pursue any and all remedies it may have with respect to such Default, including termination of this Lease or Tenant’s right to possession and collection of damages arising by reason of such Default.

22.06 Quiet Enjoyment. Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease, and any mortgage and/or deed of trust to which this Lease is subordinate. Landlord represents and warrants to Tenant that Landlord is solely vested with fee simple title to the Premises and the Project and has full right and lawful authority to lease the Premises to Tenant pursuant to the terms hereof. Landlord further represents and warrants to Tenant that: (i) no zoning or similar ordinance, restrictive covenant (including the Declaration) or other encumbrance or restriction prevents the construction of the Tenant Improvements or Tenant’s use of the Premises for the Permitted Use or otherwise conflicts or is inconsistent with the terms of this Lease, and none will do so during the Term; (ii) no joinder or approval of any other person or entity is required with respect to Landlord’s right and authority to enter into this Lease, including any Mortgagee, or all such approvals have been obtained; (iii) there is no underlying or superior lease with respect to the Premises or any other part of the Project; and (iv) there are no exclusive use agreements restricting Tenant’s use of the Premises.

ARTICLE 23 – HAZARDOUS MATERIALS

23.01 Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. “Environmental Law” shall mean any federal, state or local environmental, health and/or safety-related law, and any related decision of the courts, ordinance, rule, regulation, code, order, directive, guideline, permit or permit condition.

23.02 General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Premises or the Property by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord; provided, however, Tenant may store, handle and use the following Hazardous Material if they are used, stored, handled and disposed of in material compliance with Environmental Laws then in effect: (i) chemicals, substances or materials routinely used in office areas; (ii) janitorial supplies, cleaning fluids or other chemicals, substances or materials reasonably necessary for the day-to-day operation or maintenance of the Premises by Tenant, and (iii) chemicals, substances or materials, reasonably necessary for the construction or repair of improvements on the Premises.

23.03 Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings and orders or judgments, arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without limitation, attorneys’, consultants’, and experts’ fees, court costs and amounts paid in settlement or any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or liabilities or losses (economic or other) arising from a breach of Section 23.02 by Tenant, its agents, employees, contractors, sublessees or invitees.

Subject to applicable limitations on Landlord’s liability and waivers of subrogation, Landlord will indemnify, defend and hold Tenant harmless from and against any claim, cost, damage, expense (including without limitation reasonable attorneys’ fees and costs of defense but excluding indirect or consequential damages), loss, liability, or judgment now or hereafter arising as a result of any claim associated with any required clean-up or other actions arising from the existence, release or threatened release of Hazardous Material on, in or under the Premises, to the extent not otherwise caused or aggravated by the act or neglect of Tenant or Tenant’s agents, employees or contractors, that is either (i)

released by Landlord or its agents, employees or contractors, or (ii) accruing prior to the Commencement Date. Additionally, Landlord agrees to clean-up (but not indemnify Tenant for related damage) any Hazardous Materials at no cost to Tenant (to the extent not caused or aggravated by Tenant or its agents, employees or contractors).

Tenant contained in this subsection 23.03 shall survive the expiration or termination of the Lease.

23.04 Obligation to Remediate. In the event that Hazardous Materials are discovered upon, in, or under the Premises, and (i) the applicable governmental agency or entity having jurisdiction over the Premises requires the removal of such Hazardous Materials and (ii) the presence of such Hazardous Materials arise out of the use or occupancy of the Premises by Tenant or its agents, affiliates, customers, employees, business associates or assigns, but not those of its predecessors, Tenant shall at its sole cost and expense shall remove such Hazardous Materials, and perform any remediation or other action required by the applicable governmental agency or reasonably required by Landlord necessary to make full economic use of the Property. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Premises or the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Material in any way connected with the Premises or the Property without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Premises, the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened pursuant to any Hazardous Materials Laws; (iii) any claim made or threatened by any person against Tenant, the Premises, or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or removed from the Premises or the Property, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant’s use thereof.

23.05 Survival. Tenant’s breach of any of its covenants or obligations contained in this Section 23 shall constitute a material default under the Lease. The obligations of the Tenant contained in this Section 23 shall survive the expiration or earlier termination of the Lease without any limitation and shall constitute obligations that are independent and severable from Tenant’s covenants and obligations to pay rent under the Lease.

23.06 Landlord’s Representations, Warranties and Covenants. Landlord represents and warrants to Tenant that the Property has not been used for the disposal of refuse or waste, or for the generation, processing, manufacture, storage, handling, treatment, release, discharge or disposal of any Hazardous Materials and that the Property is in compliance with all Environmental Law. Landlord shall comply with, and shall pay all costs incurred in complying with, any Environmental Law then in effect with respect to, and the environmental state, condition and quality of, the Property, excluding, however, any costs related to Hazardous Materials on the Property established to have been caused directly by Tenant’s activities on or in the Property.

ARTICLE 24 – INTENTIONALLY OMITTED

ARTICLE 25 – NOTICES AND DEMANDS

All notices, demands, approvals, consents, requests for approval or consent or other writings in this Lease provided to be given, made or sent by either party hereto to the other (“Notice”) shall be in writing and shall be deemed to have been fully given, made or sent when made by personal service, nationally-recognized overnight courier, or two (2) business days after deposit in the United States mail, certified or registered and postage prepaid and properly addressed as follows:

To Landlord:	To Landlord at the address set forth in Article 1 above, with a copy to Landlord’s Management Agent at the address set forth in Article 1 above.

To Tenant:	If any Notice is to be given Tenant prior to occupancy, to the address set forth in Section 1.02. If any Notice is to be given Tenant after occupancy, to the Premises; provided, however, if the Premises shall have been vacated with no forwarding address given to Landlord, Notice may be posted on the door to the Premises, and to the address set forth in Section 1.02.

The address to which any Notice should be given, made or sent to either party may be changed by written notice given by such party as above provided. Any notice, demand, request or consent to be made by or required of Landlord, may be made and given by Landlord’s Management Agent with the same force and effect as if made and given by Landlord.

ARTICLE 26 – REAL ESTATE BROKERS

Landlord and Tenant represent and warrant unto each other that each has directly dealt with and only with Landlord’s Management Agent and the Brokers, if any, identified in Article 1 of this Lease as broker in connection with this Lease, and agree to indemnify and hold harmless each other from and against any and all claims or demands, damages, liabilities and expenses of any type or nature whatsoever arising by reason of the incorrectness or breach of the aforesaid representation or warranty. Landlord is responsible for payment of all commissions owed to the Brokers in connection with this Lease pursuant to a separate written agreement.

ARTICLE 27 – MISCELLANEOUS

27.01 Benefit. Subject to the provisions of Articles 19 and 20 hereof, all terms, covenants and conditions on this Lease shall be binding upon and inure to the benefit of and shall apply to the respective heirs, executors, administrators, successors, assigns and legal representatives of Landlord and Tenant.

27.02 Execution and Delivery. The execution of this Lease by Tenant and delivery of the same to Landlord or Landlord’s Management Agent do not constitute a reservation of or option to lease the Premises or an agreement by Landlord to enter into a Lease, and this Lease shall become effective only if and when Landlord executes and delivers a counterpart hereof to Tenant. If Tenant is a corporation, it shall deliver to Landlord concurrently with the delivery to Landlord of an executed Lease, a certified resolution of Tenant’s directors authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder. If Tenant is a partnership, it shall deliver to Landlord concurrently with the delivery to Landlord of an executed Lease, a certified copy of its partnership agreement or other satisfactory evidence of execution and performance authority. Neither Landlord nor Tenant shall record this Lease, provided that Landlord and Tenant shall, upon the request of either such party, record a memorandum of this Lease in commercially reasonable form simultaneous with Project Commencement. Any such memorandum of lease shall specifically state that it automatically expires upon the then current term of this Lease (and the parties agree that in the event that any renewal of this Lease shall be accompanied by a similar memorandum of Lease). At the expiration or sooner termination of this Lease, each party shall, at the request of the other party, execute and deliver an instrument evidencing the termination of this Lease and Landlord may, at its sole cost and expense, record such instrument, but the failure of either party to execute and deliver such instrument shall not prevent or affect the termination of this Lease or serve to reinstate this Lease and if such instrument is not executed and remitted within five (5) business days following the request thereof, a late fee of $1,000 per day for each day after the expiration of such five (5) business day period that the instrument is not remitted will be assessed.

27.03 Intentionally Omitted

27.04 Applicable Law. THIS LEASE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT AS SUCH LAWS ARE PREEMPTED BY APPLICABLE FEDERAL LAW, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER THE CONSTRUCTION OR ENFORCEMENT OF THIS LEASE TO THE LAWS OF ANOTHER JURISDICTION. JURISDICTION AND VENUE FOR ANY ACTION HEREUNDER SHALL BE EXCLUSIVELY IN AUSTIN, TRAVIS COUNTY, TEXAS EITHER IN TEXAS STATE DISTRICT COURT OR IN FEDERAL DISTRICT COURT, WESTERN DISTRICT OF TEXAS, AUSTIN DIVISION.

27.05 Intentionally Omitted.

27.06 Non-Waiver of Defaults. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and in that event only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease will in any way alter the length of the Term of Tenant’s right of possession hereunder or, after the giving of any notice, shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment, nor shall any such payment be deemed to be other than on account of the amount due, nor shall the acceptance of Rent be deemed a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance due of any installment or payment of Rent or pursue any other remedies available to Landlord with respect to any existing Defaults. None of the terms, covenants or conditions of this Lease can be waived by either Landlord or Tenant except by appropriate written instrument.

27.07 Force Majeure. Neither Landlord nor Tenant shall be deemed in default with respect to the failure to perform any of the terms, covenants and conditions of this Lease (including, without limitation, with respect to any duties in any exhibits to this Lease) on Landlord’s part to be performed, if such failure is due in whole or in part to any strike, lockout, labor dispute (whether legal or illegal), civil disorder, inability to procure materials, failure of power, governmental action or inaction, restrictive governmental laws, inspections, approvals, authorizations, licenses, regulations and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party (or its agents, employees, guests or invitees), acts of other tenants or occupants of the Building or any other cause beyond the reasonable control of Landlord or Tenant as applicable (each a “Force Majeure Event”). In such event, the time for performance by Landlord or Tenant shall be extended by an amount of time equal to the period of the delay so caused. No interruption of service resulting from any of the causes described in the first sentence of the Section 27.07 shall relieve Tenant of any of its obligations under this Lease or render Landlord liable for damages, subject to Section 8.04. In no event shall the financial inability of a party constitute a Force Majeure Event, nor shall a Force Majeure Event excuse or delay the payment of sums due under this Lease.

27.08 Counterparts. This Lease may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Lease containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties.

27.09 Work Letters and Exhibits. Any and all work letters and exhibits attached hereto are hereby incorporated in this Lease by reference.

27.10 Financial Statements. The terms and conditions of this paragraph shall not be applicable if Tenant reports its financial condition to the United States Securities and Exchange Commission or if the financial statements of Tenant are readily available to the public. Landlord shall only request such financial statements for a legitimate business purpose, such as if requested by a prospective lender or purchaser, if Tenant is in default, if Tenant requests a consent to assignment or subletting, or if Tenant requests Landlord to subordinate its lien. Tenant shall, when requested by Landlord from time to time, furnish a true and accurate audited statement of its financial condition prepared in conformity with generally accepted accounting principles and in a form reasonably satisfactory to Landlord.

27.11 Relationship of Parties. Nothing contained in this Lease shall create any relationship between the parties hereto other than that of Landlord and Tenant, and it is acknowledged and agreed that Landlord shall not be deemed to be a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

27.12 Amendments. This Lease contains and embodies the entire agreement of the parties hereto, and no representation, inducements or agreements, oral or otherwise, not contained in this Lease shall be of any force or effect. This Lease may not be modified in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

27.13 Irrevocable Offer. Tenant acknowledges and agrees that by executing and delivering this Lease to Landlord or Landlord’s agent Tenant has made an offer to Landlord which offer may not be revoked, altered or modified for a period of ten (10) business days and, thereafter, only if Landlord has failed to countersign a copy of this Lease prior to Landlord’s receipt of a written revocation.

27.14 Bankruptcy. Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the United States Bankruptcy Code (“Code”) may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in such event, Landlord is entitled under the Code to adequate assurances of future performance of the terms and provisions of this Lease. The parties hereto agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following: (1) since the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease, in order to assure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the date this Lease became effective, increased by seven percent (7%), compounded annually, for each year from the Commencement Date through the date of the proposed assignment; (2) since Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use, any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Permitted Use, and such proposed assignee shall continue to engage in the Permitted Use; and (3) any proposed assignee of this Lease must assume and agree to be personally bound by the terms, covenants and provisions of this Lease.

27.15 Intentionally Omitted.

27.16 Construction of Lease. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against either Landlord or Tenant. Article and Section headings in this Lease are for convenience only and are not to be construed as part of this Lease or in any way defining, limiting, amplifying, construing, or describing the provisions hereof. Time is of the essence of this Lease and every term, covenant and condition hereof. The words “Landlord” and “Tenant,” as herein used, shall include the plural as well as the singular. The neuter gender includes the masculine and feminine. In the event there is more than one person or entity which executes this Lease as Tenant, the obligations to be performed and liability of all such persons and entities shall be joint and several. All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing conditions were used in each separate instance. Landlord and Tenant agree that in the event any term, covenant or condition herein contained (other than with respect to the payment of Rent) is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

27.17 OFAC. Tenant represents and warrants that, to the best of its knowledge, Tenant and all persons and entities having an ownership interest in Tenant, as well as all guarantors of all or any portion of the Lease: (i) are not, and shall not become, a person or entity with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

27.18 Reservation. This Lease does not grant any right to light or air over or above the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

27.19 Waiver of Right to File Tax Protest. This Section 27.19 is subject and subordinate to Tenant’s rights under Section 6.08 above. WITH RESPECT TO THE BUILDING OR ANY PORTION THEREOF, TENANT HEREBY WAIVES ALL RIGHTS UNDER SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE OR ANY SIMILAR OR CORRESPONDING LAW: (1) TO PROTEST A DETERMINATION OF APPRAISED VALUE OR TO APPEAL AN ORDER DETERMINING A PROTEST; AND (2) TO RECEIVE NOTICES OF REAPPRAISALS. Landlord and Tenant agree that each provision of the Lease, as amended hereby, for determining charges, amounts, and additional rent payments by Tenant is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE BUILDING OR LAND ON WHICH THE BUILDING IS LOCATED OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE. TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004(b) OF THE TEXAS PROPERTY CODE. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

27.20 Waiver of Rights under the Deceptive Trade Practices Act. TENANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41, ET. SEQ., BUSINESS CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

27.21 Waiver Of Jury Trial. TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES AGREE THAT EACH SHALL, AND DO HEREBY, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY, BETWEEN OR AGAINST THE PARTIES

HERETO OR THEIR SUCCESSORS OR ASSIGNS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES. THIS WAIVER IS MADE FREELY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER EACH OF THE PARTIES HERETO HAS HAD THE BENEFIT OF ADVICE FROM LEGAL COUNSEL ON THIS SUBJECT.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:		LANDLORD’S WITNESSES:
10901 STONELAKE, LTD, a Texas limited partnership
By:	10901 STONELAKE GP, LLC,
a Texas limited liability company

By:	/s/ Jeremy Smitheal	Witness 1:	/s/ Win Smith
Name:	Jeremy Smitheal		Win Smith
Title:	Manager
Date:	12/13/2014	Witness 2:	/s/ John Needham
John Needham

By:		Witness 1:
Name:
Title:
Date:		Witness 2:

TENANT:		TENANT’S WITNESSES:
BAZAARVOICE, INC., a Delaware corporation

By:	/s/ Jim Offerdahl	Witness 1:	/s/ Jason Schultz
Name:	Jim Offerdahl		Jason Schultz
Title:	CFO
Date:	11/13/2014	Witness 2:	/s/ Paul Wilson
Paul Wilson

By:		Witness 1:
Name:
Title:
Date:		Witness 2:

RIDER TO LEASE

Landlord and Tenant hereby agree that the following provisions are hereby added to the Lease:

1. Extension Option. Tenant shall have the right and option to extend this Lease for two (2) consecutive periods of five (5) years each under the same terms and conditions as stated in the Lease (each an “Extension Option”), with the exceptions that (a) no further extension options shall exist and (b) monthly base rental for such extension term shall be based on the then prevailing market base rental rate as determined by Landlord in good faith based on then recent lease extensions within the Building in the previous eighteen (18) months and recent leases in similar Class A office buildings in the surrounding submarket and taking into consideration Tenant’s use and financial strength, “single user buildings,” amenities within Building, parking and all other relevant factors, and based upon leases of comparable space to tenants of comparable size, quality and financial strength in comparable buildings, which rent shall be computed as of the date of such renewal period and shall be determined as if the building is being leased for general office purposes taking into account Landlord’s costs for tenant improvements, commissions, architectural fees and other cash and non-cash tenant inducements (“Market Rental Rate”). Tenant may reject the Extension Option granted herein within thirty (30) days following delivery to Tenant of Landlord’s determination of the prevailing market rental (“Rate Notice”). Each Extension Option shall be exercisable by Tenant, if at all, only by timely delivery to Landlord of written notice of election at least twelve (12) months prior to the expiration of the then current Lease Term, but no earlier than eighteen (18) months prior to the expiration of the then current Lease Term. Landlord shall deliver the Rate Notice within twenty-one (21) days after delivery of Tenant’s exercise notice. Subject to Section 19.06 of the Lease, the option herein granted shall be deemed to be personal to Tenant, and if Tenant subleases any portion of the Premises or otherwise assigns or transfers any interest thereof to another party (other than pursuant to a Permitted Transfer), such option shall lapse. In the event that Tenant is in default of any term or condition at the time of its exercise notice beyond any applicable notice and grace period, Tenant shall not then have the right to extend this Lease as provided herein.

If Tenant desires to continue with the extension, but objects to the Market Rental Rate determined by Landlord, then Tenant must object to the same within said 30- day period. No later than five (5) business days thereafter, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Market Rental Rate applicable to the Premises. If Landlord and Tenant have not agreed upon the Market Rental Rate applicable to the Premises within five (5) business days after meeting, then Landlord and Tenant shall each appoint a broker not later than thirty (30) days following Landlord’s delivery of the Rate Notice. If Landlord’s broker and Tenant’s broker have failed to agree upon the Market Rental Rate within sixty (60) days following delivery of the Rate Notice, the two appointed brokers shall appoint a third broker (within five (5) business days following the expiration of said sixty (60) day period), and the Market Rental Rate shall be the arithmetic average of two (2) of the three (3) determinations which are the closest in amount, and the third determination shall be disregarded. If either Landlord or Tenant fails to appoint a broker within the prescribed time period, the failing party shall pay to the other party as liquidated damages $250.00 per day for each day following the deadline that such party fails to appoint a broker. If the two (2) appointed brokers fail to agree upon a third (3rd) broker, then the parties shall have the local office of the American Arbitration Association appoint the third (3rd) broker and the parties shall share equally in the cost of such arbitration. Each party shall bear the costs of its own broker, and the parties shall share equally the cost of the third broker, if applicable. Each broker shall have at least ten (10) years’ experience in the leasing of similar commercial buildings in the submarket in which the Building is located and shall be a licensed real estate broker.

2. One Time Right of Offer.

(a) Offer Space. If, at any time during the initial Term and the Extension Option has not lapsed, in the event that Landlord or any party affiliated with Riverside Resources, but not in the event such property is developed through a partnership with a third party at arms length, intends to develop the site adjacent to the Property into a Class A office building, Landlord shall give Tenant written notice (“Offer Space Notice”) of such event. Such notice shall identify the location, configuration and approximate size of the office area of such building (“Offer Space”), as well as the applicable business terms under which Landlord is willing to lease such space (such as duration, commencement date, concessions, base rent, and additional rent). Within thirty (30) days after the date the Offer Space Notice is given to Tenant, the time of giving of such notice to be of the essence of this Section, Tenant shall give Landlord written notice (“Offer Acceptance Notice”) of its election to lease the entire Offer Space. If less than two (2) years remain on the initial Term of this Lease, then Tenant must exercise the Extension Option at the same time it gives the Offer Acceptance Notice. If Tenant exercises its rights under this Section 2, Tenant shall be deemed to have waived the Termination Option set forth in Section 3. If Landlord is ever not a party affiliated with Riverside Resources, Tenant agrees to enter into a separate agreement with the owner of the Offer Space (if a party affiliated with Riverside Resources) on the terms of this Section 2, and thereby release Landlord from all obligations with respect thereto.

(b) Amendment. After receipt of any such Offer Acceptance Notice, Landlord and Tenant shall enter into an amendment to this Lease acceptable to Landlord and Tenant to amend the Lease pursuant to the terms and conditions of the Offer Space Notice, confirming that the Security Deposit shall increase proportionately. Except as set forth in the Offer Space Notice, the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the Offer Space.

(c) Failure to Exercise. In the event that Tenant fails to exercise its right as aforesaid within thirty (30) days of the date the Offer Space Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within fifteen (15 business days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Section. Notwithstanding the foregoing, if Landlord desires to lease the entire office space at a Net Effective Rental Rate less than ninety percent (90%) of the Net Effective Rental Rate offered to Tenant, then such space shall again be offered to Tenant by a new Offer Space Notice hereunder on such lower terms. As used herein, the term “Net Effective Rental Rate” shall mean the net rental rate payable to Landlord under a lease net of all tenant inducements (e.g., tenant improvement allowances, rental abatements, moving allowances), with the cost of such tenant inducements, together with interest thereon at a rate of ten percent (10%) per annum, amortized over the term of such Lease.

(d) Not Transferable. Subject to Section 19.06 of the Lease, Tenant acknowledges and agrees that any right of offer granted herein shall be deemed personal to Tenant and if Tenant subleases, assigns or otherwise transfers any interests under this Lease prior to the exercise of any right of offer granted under this Section (other than pursuant to a Permitted Transfer), such right shall lapse and be of no further force or effect.

(e) No Default. Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in default under the Lease beyond any applicable notice and grace period as of the date of either the Offer Space Notice or Offer Acceptance Notice.

3. Termination Option. Landlord hereby grants to Tenant an option (“Termination Option”) to terminate this Lease on the last day of the eighty-fourth (84th) full calendar month after the Commencement Date (“Termination Effective Date”) subject to the following provisions.

(a) Termination Notice. The Termination Option shall be exercisable by Tenant by written notice (“Termination Notice”) to Landlord of Tenant’s election to exercise the Termination Option, such notice to be received by Landlord at least twelve (12) months prior to the Termination Effective Date. If Tenant fails to deliver to Landlord the Termination Notice on or before said date, the Termination Option shall lapse and thereupon be deemed waived and Tenant shall have no further right to terminate this Lease. In addition, at any time Tenant may affirmatively waive the Termination Notice by written notice thereof to Landlord. Effective on the date the Termination Notice is received by Landlord, all options granted pursuant to Paragraph 2 (captioned Right of First Offer) and Paragraph 1 (captioned Extension Option) above shall be deemed waived and of no further force or effect.

(b) Termination Fee. In consideration of Landlord’s agreement to allow the termination of this Lease, Tenant shall pay to Landlord the sum of $9,000,000.00 (“Termination Fee”). Such Termination Fee shall be paid by Tenant to Landlord contemporaneously with the Termination Notice. The Termination Fee shall not be deemed to be a penalty. If the Termination Fee is not timely paid by Tenant to Landlord, the Termination Option shall lapse and Tenant shall have no right to terminate this Lease as provided herein.

(c) Survival of Obligations. In the event Tenant has satisfied the provisions of Subsection (a) and (b) above, then, as of the Termination Effective Date, all obligations of the parties shall cease and terminate in the same manner as upon expiration of the Term, and the Expiration Date shall change to the Termination Effective Date; provided, however, that Tenant shall remain liable hereunder for all obligations and liabilities which accrue under the Lease through the Termination Effective Date, including, without limitation, Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses and Taxes. Any such amounts not due and payable prior to the Termination Effective Date, but which relate to the period prior to the Termination Effective Date, shall be paid by Tenant to Landlord within ten (10) days of Tenant’s receipt of an invoice therefor from Landlord.

(d) No Default. Tenant may exercise the Termination Option only if (i) Tenant is not in default under any term or condition of this Lease beyond any applicable notice and cure period as of the date of the Termination Notice and (ii) Tenant is not in default under Section 20.01(a) of this Lease beyond any applicable notice and cure period as of the Termination Effective Date.

4. Antenna Rights. Tenant shall have the right, subject to and in accordance with the provisions of this Paragraph, to use the roof of the Building to install, maintain and operate, at its sole cost and expense, send/receive antennas, satellite dishes and/or telecommunication equipment, together with related equipment and support structures (collectively, the “Antenna”), subject to Landlord’s prior approval, not to be unreasonably withheld or delayed, with respect to the size, location, number and use of the Antenna and to run communications or computer wires, cables and related devices (collectively, the “Lines”) therefrom into the Premises. Tenant shall furnish detailed plans and specifications for the Antenna (or any modifications thereof) to Landlord for its prior approval. The parties agree that Tenant’s use of the rooftop of the Building is a non-exclusive use and Landlord may permit the use of any other portion of the roof to any other person for any use including installation of other antennas and support equipment, without interference with Tenant’s rights hereunder. If Tenant’s construction, installation, maintenance, repair, operation or use of the Antenna shall interfere with the rights of Landlord (including, without limitation, Landlord’s right to reasonably use the remainder of the roof), Tenant shall cooperate with Landlord in eliminating such interference. Tenant shall secure and keep in full force and effect, from and after the time Tenant begins construction and installation of the Antenna, such supplementary insurance with respect to the Antenna as Landlord may reasonably require. In connection with the installation, maintenance, operation and removal of the Antenna, Tenant, at Tenant’s sole cost and expense, shall comply with all laws, rules and regulations of governmental agencies or authorities and shall procure, maintain and pay for all permits required therefor, and Landlord makes no warranties whatsoever as to the permissibility of an Antenna under applicable law or the suitability of the roof of the Building for the installation thereof. The installation of the Antenna shall be subject to the provisions of the Lease applicable to alterations and installations. Tenant shall pay for all electrical service required for Tenant’s use of the Antenna. Tenant, at its sole cost and expense, shall promptly repair any and all damage to the rooftop or to any other part of each Building or parking lot caused by the installation, maintenance and repair, operation or removal of the Antenna. Tenant shall be responsible for all costs and expenses for repairs and maintenance of the roof which result from Tenant’s use of the roof or the parking lot for the construction, installation, maintenance, repair, operation, removal and use of the Antenna. All installations made by Tenant on the rooftop or in any other part of the Building pursuant to the provisions of this Paragraph shall be at the sole risk of Tenant, and neither Landlord, nor any agent or employee of Landlord, shall be responsible or liable for any injury or damage to, or arising out of, the Antenna. Without limiting the application of Tenant’s indemnity obligations hereunder, Tenant’s indemnity under Lease shall expressly apply with respect to the installation, maintenance, operations, presence or removal of the Antenna by Tenant. Upon the expiration of the Lease Term, any Antenna on the Building shall be removed by Tenant at its sole cost and expense and Tenant shall repair any damage to and restore the rooftop or any other portions of the Building to substantially their condition immediately prior to Tenant’s installation of the Antenna (ordinary wear and tear excepted). The rights granted in this Paragraph are given in connection with, and as part of the rights created under, the Lease and are not separately transferable or assignable unless part of a Transfer. If the installation of the Antenna or act or omission relating thereto should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result of such impairment or limitation. The Antenna shall be for Tenant’s own use and not for use by third parties or “for profit” services provided for the benefit of third parties. The contractors performing the installation of the Communications Equipment or performing any work on or to the roof or risers of the Building shall be approved or designated by Landlord prior to the commencement of any work. Landlord may require that Tenant relocate the Antenna, Lines and associated equipment temporarily (so as to allow Landlord to perform any required maintenance to the roof), at Tenant’s sole cost and expense.

5. Dogs. Tenant shall be permitted during the Term of the Lease to bring fully domesticated and trained dogs, kept by Tenant’s employees as pets into the Premises. General provisions regarding dogs are attached hereto as Exhibit F.

6. Bicycles. Tenant shall have the right to transport bicycles in the lobby of the Building to the first floor bicycle storage premises as necessary. In addition, Landlord shall provide bike parking areas within the Garage and Common Areas as part of the Base Building Improvements and as shown in the Base Building Plans. In the event that Tenant is no longer the sole Tenant of the Building, Landlord may apply other reasonable rules and regulations regarding bicycles in the Building.

7. Food Services. Tenant shall have the right, at Tenant’s sole cost and expense, to provide food service and a full commercial kitchen to its employees, visitors and guests on-site. The location and any work to complete such kitchen shall be mutually agreed to by Landlord and Tenant. Tenant shall have the right to install a kitchen exhaust to the roof of the Building under the same terms and conditions as stated in Section 4 above, Antenna Rights. Tenant shall be liable for any increased costs of insurance. Any food service provider shall be subject to reasonable insurance requirements.

8. Generator.

(a) Subject to the terms and conditions hereinafter set forth, Tenant shall have the right to install and maintain, at Tenant’s option, a portable or a permanent diesel powered electric generator and related equipment (the “Generator”) on the land outside of the Building as shown at a location designated on the Base Building Plans for the purpose of providing auxiliary and/or emergency electric power to the Premises.

(b) Tenant shall submit to Landlord for approval plans for the Generator (including connections and related equipment) which plans shall specify noise levels and the placement of a fence or other type barrier designed by Building architect to shield the Generator from view. Landlord shall not unreasonably withhold or delay its approval for said plans.

(c) Tenant shall comply with all ordinances, codes and regulations regarding the Generator (including the storage and handling of diesel fuel or other petroleum products) and shall obtain all permits therefor. Prior to commencing installation, Tenant shall provide Landlord with (i) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all time during the operation of the Generator; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Generator. Landlord may withhold approval if the installation or operation of the Generator may damage the structural integrity of the Building, interfere with any Building systems, violate any applicable laws or otherwise become a nuisance.

(d) All cost of installation, operation, maintenance and removal of the Generator shall be the obligation of Tenant, including the cost of repair for damage to any portion of the land or Building caused by such installation, operation, maintenance or removal. Tenant warrants and represents that (i) Tenant shall repair in a good and workmanlike manner any damage to the Property caused by the installation of the Generator, (ii) the operation and maintenance of the Generator shall not cause interference with any mechanical or other systems either located at or servicing the Property, and (iii) the installation, existence, maintenance and operation of the Generator shall not constitute a violation of any applicable laws, ordinances, rules, orders, regulations, etc. of any Federal, State, county and municipal authorities having jurisdiction thereover. The installation of the Generator shall be made subject to and in accordance with all of the provisions of the Lease. The contractors performing the installation of the Generator and/or performing any work on the Property shall be approved or designated by Landlord prior to the commencement of any work, which approval shall not be unreasonably withheld or delayed.

(e) Upon the expiration of the Term of the Lease or the earlier termination of the Lease or in the event Tenant desires to remove the Generator, Tenant shall promptly remove the Generator and repair the portion of the land or Building which was altered or damaged, if any, in connection with the installation, operation, maintenance or removal of the Generator and otherwise leave the area in which the Generator was installed in good condition and repair. If Tenant does not remove the Generator in the time and manner required, Tenant, after prior written notice to Tenant to remove said Generator and Tenant’s failure to do so within fifteen days of the date of Tenant’s receipt of such notice, hereby authorizes Landlord to take all reasonable measures to fulfill Tenant’s obligations hereunder and to charge Tenant for all costs and expenses incurred.

(f) Tenant shall indemnify and hold Landlord harmless from any and all damages, injury, loss, liability, costs or claims (including, without limitation, court costs and reasonable attorneys’ fees) directly or indirectly resulting from the installation, operation, maintenance or removal of the Generator.

9. Tenant Letter of Credit. As the sole security deposit or other security to be held by Landlord for this Lease, Tenant shall deposit with Landlord a clean, unconditional and irrevocable letter of credit automatically renewing on an annual basis, in the initial amount of Eight Million Twenty-Seven Thousand Three Hundred Thirty and 66/100ths Dollars ($8,027,330.66), which letter of credit shall be substantially in the form annexed hereto as Exhibit G and incorporated herein by this reference (the “Letter of Credit”). The Letter of Credit shall be issued by Comerica Bank or other financial institution reasonably acceptable to Landlord, and without limitation to the generality of foregoing, the issuer of the Letter of Credit shall at all times maintain a credit rating of at least AA- by Standard & Poors or Aa3 by Moody’s rating. In the event that the issuer at any time fall below such credit rating, Landlord may elect to have the Letter of Credit reissued (within thirty (30) days following delivery of a written demand for re-issuance) by another financial institution pre-approved and reasonably acceptable to Landlord. All charges under the Letter of Credit are to be paid by the Tenant. Deposit of the Letter of Credit shall occur on or before the closing date for Landlord’s construction loan as part of Project Commencement, provided that Tenant is given at least ten (10) days’ advance notice of such closing.

The beneficiary shall be an entity named by Landlord. The Letter of Credit shall provide for written notice of non-renewal to be sent directly to the Landlord at least thirty (30) days prior to such renewal date and the expiration date contained in the Letter of Credit for the last year of the Term shall be a date no earlier than ninety (90) days following the Expiration Date. The amounts secured by the Letter of Credit shall be deemed to be the Security Deposit under the Lease. The letter of credit shall contain a provision whereby the bank agrees to pay the sight draft or give notice of discrepancies on the date of presentation and waives any right to wait five banking days pursuant to Article 16 of the ICC Uniform Customs and Practice for Documentary Credits (2007 Revision).

Landlord’s ability to draw down the Letter of Credit is limited by the terms and conditions of Section 12 below. The Letter of Credit shall permit partial draws. Further, the Letter of Credit shall permit the beneficiary to transfer the Letter of Credit to a subsequent owner or beneficiary, and thereupon Landlord shall be discharged from further liability with respect to the Letter of Credit. The following language is required to be included in the Letter of Credit: “A sight draft submitted to the bank by Beneficiary is to be accompanied by a certificate from Beneficiary stating that Beneficiary has the right to draw upon this Letter of Credit based upon the terms of the lease dated             , 20    ”.

Tenant hereby acknowledges that the security provided by the Letter of Credit is provided as a continuing material inducement to the Landlord, is provided as current and ongoing value to the Landlord, and constitutes an ongoing contemporaneous exchange for new value given for the Tenant’s tenancy throughout the Term of the Lease, as may be extended as provided in the Lease.

Notwithstanding anything to the contrary contained herein, commencing on the second (2nd) anniversary of the expiration of the initial abatement period, the face amount of the Letter of Credit shall decline by One Million Three Thousand Four Hundred Sixteen and 33/100ths Dollars ($1,003,416.33) on each anniversary of the Commencement Date (“Standard Schedule”—see Standard Reduction Table below); however, the final reduction date and final expiration date of the Letter of Credit shall not occur until thirty (30) days following the Expiration Date. Notwithstanding the foregoing, the face amount of the Letter of Credit shall cease to decline for the balance of the Term of the Lease upon any event of monetary default beyond any applicable notice and cure period, notice of which may be delivered to the issuing bank by Landlord. Further, any applicable reduction effective date shall be delayed until such time as Tenant has not been late in the payment of Rent on more than one (1) occasion in the previous twelve (12) month period. Further, in the event that Tenant achieves, or if Tenant is acquired by an entity with, a BBB or better rating from Standard & Poors or great, then the Letter of Credit requirements hereunder shall be waived.

Standard Reduction Table:

Period	Letter of Credit Amount
1/1/2016 – 3/31/2017	$8,027,330.66
4/1/2017 – 3/31/2018	$8,027,330.66
4/1/2018 – 3/31/2019	$7,023,914.33
4/1/2019 – 3/31/2020	$6,020,498.00
4/1/2020 – 3/31/2021	$5,017,081.66
4/1/2021 – 3/31/2022	$4,013,665.33
4/1/2022 – 3/31/2023	$3,010,249.00
4/1/2023 – 3/31/2024	$2,006,832.67
4/1/2024 – 3/31/2025	$1,003,416.33
4/1/2025 – 7/31/2026	$487,845.18

Tenant’s current issuer, Comerica, desires that the Beneficiary gives written notice of any reduction; accordingly, within five (5) business days following receipt of a written reminder from Tenant Landlord shall request the applicable reduction (pursuant to the foregoing table or Section 5.4(a) of the Work Letter) from the issuer. At any time that an event of Default occurs, Landlord (or the beneficiary) shall in its discretion have the right and option to draw down the entire Letter of Credit and apply the proceeds or any part thereof to any applicable amounts owed to Landlord, and keep any remaining amounts as a cash security deposit. The proceeds of the Letter of Credit remaining after application of funds, if applicable, shall be held by Landlord as a cash security deposit without interest accruing thereon and subject to being commingled with the security deposits of other tenants. Landlord (or the beneficiary) shall also have the right to draw down the entire Letter of Credit in the event Landlord does not receive notice that the date of expiry of the Letter of Credit will be extended by the issuing bank and Tenant fails to obtain and present to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit a substitute Letter of Credit. If Landlord shall have drawn down the Letter of Credit and applied all or a portion, then Tenant shall deposit with Landlord, within three (3) days after notice from Landlord, an amount of cash sufficient to bring the balance of the cash then being held by Landlord under the terms hereof to the amount of the required then face amount of the Letter of Credit. The failure by Tenant to deposit such additional amount within the foregoing time period shall be deemed a default pursuant to the Lease. The Letter of Credit shall not in any way limit any liability of Tenant under the Lease, as hereby amended, nor shall the Letter of Credit be deemed to be “liquidated damages.” If valid claims of the Landlord exceed the amount of the Letter of Credit, Tenant shall remain liable for the balance of such claims.

10. Patio Areas. Tenant shall have the right to use any patio areas in the Building. Tenant acknowledges and agrees that Landlord may temporarily restrict Tenant’s access to all or portions of the patio areas to the extent that such restriction is necessary in connection with any emergency or in connection with any service, maintenance and/or repairs to be undertaken by Landlord with respect to the roof or any other portions of the Building, provided, that Landlord shall make reasonable efforts not to inconvenience Tenant in exercising such rights. For all purposes under the Lease, the patio areas shall be deemed to be a part of the Premises and under the control of Tenant (including, without limitation, for the purposes of indemnification and insurance); provided, however, Tenant shall not be obligated to pay rent for the right to use the patio areas. All items placed in the patio areas by Tenant shall be consistent with the Class A nature of the Building.

11. Signs.

(a) Interior Signage. Landlord will permit Tenant to place its identity signage in the lobby of the Building. Tenant shall also be permitted to install signage, logos, suite numbers, and similar signage on the walls of elevator lobbies in, and on the entrance doors to, the Premises. Tenant shall be permitted to utilize its pro rata share of the electronic building directory, if any, in the main lobby of the Building.

(b) Exterior Signage. All directional and other general Building identification signage shall refer to the name chosen by Tenant. Further, so long as Tenant leases at least three (3) full floors of the Building, Landlord will permit Tenant (i) exclusive identity signage on the exterior/parapet area of the Building; (ii) exclusive identity signage on a monument sign to be located on Stonelake Blvd. as part of the Base Building Improvements; and (iii) one (1) non-exclusive space on the monument sign located on Braker Lane at Tenant’s cost. If Tenant leases at least two (2) full floors of the Building, Tenant shall have the right to place its signage on the Building jointly with other tenants of the Building.

(c) Miscellaneous. All costs associated with the fabrication, installation, maintenance, removal and replacement of Tenant’s signage shall be the sole responsibility of Tenant. Tenant shall maintain such signage in good condition and repair. Tenant shall remove such signage and repair any damage caused thereby, at its sole cost and expense, upon the expiration or sooner termination of the Lease. The color, content, size and other specifications of any such signage shall be in accordance with the terms and conditions of the Lease, subject to the Declaration, and shall be subject to Landlord’s prior approval under the Work Letter, which approval shall not be unreasonably withheld, conditioned or delayed. Further, Tenant shall ensure that all signage complies with any and all applicable local zoning codes and building regulations.

(d) Not Transferrable. Tenant’s rights under Subsections (b) and (c) above are not transferable to any other occupant, assignee, or subtenant, other than pursuant to a Permitted Transfer.

12. Landlord Ownership and Limitation on Tenant’s Liability. Landlord and Tenant hereby agree that Landlord is the owner of the Building for all purposes, including, without limitation, accounting purposes, and the parties agree to cooperate in good faith to ensure that Tenant is not deemed to be the owner of the Building for accounting purposes. Accordingly, notwithstanding any other term or condition of this Lease to the contrary, with respect to any claim accruing prior to the completion date of the initial construction of the Building and initial leasehold improvements or Project Completion, whichever is earlier, Tenant’s liability under the Lease (inclusive of any indemnification liability under the Lease) shall not exceed the Construction Period Maximum Liability. “Construction Period Maximum Liability” shall mean the sum of (a) 89.95% of the then incurred project costs for the Building that are properly capitalizable under US GAAP incurred as of such date, including, without limitation, brokerage commissions (after having adjusted such costs for any Force Majeure Costs) minus the sum of (i) any payments previously paid by the Tenant in connection with the Building to such point in time and (ii) the present value of any future payments made by Tenant in connection with the Building, discounted at Tenant’s incremental borrowing rate used to classify the lease under ASC 840 (FAS 13), that the Tenant is obligated to make but in each case excluding payments that are not required to be included in the calculation of the Tenant’s maximum guaranty amount under ASC 840-40-55 (EITF 97-10). “Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by Landlord to restore the Building in connection with a Force Majeure Event (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event and (ii) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the Building and (b) to the extent the Building is not restored following such Force Majeure Event, the reduction, if any, in fair market value of the Building as a result of such Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to Landlord conducted by an independent appraiser selected by Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore the Building to substantially the same condition as immediately prior to the Force Majeure Event.

13. Conflict. In the event of any express conflict or inconsistency between the terms of this Rider and the terms of the Lease, the terms of this Rider shall control and govern.

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